UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
Portland General Electric Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2009

To our shareholders:

On behalf of the Board of Directors, we are pleased to invite you to Portland General Electric Company’s 2009 Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. Pacific Time on Wednesday, May 13, 2009, at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon.

Details of the business we plan to conduct at the meeting are included in the attached Notice of Annual Meeting of Shareholders and proxy statement. Only holders of record of PGE common stock at the close of business on March 6, 2009 are entitled to vote at the meeting.

Your vote is very important. Regardless of the number of shares you own, we encourage you to participate in the affairs of the company by voting your shares at this year’s annual meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares before the meeting.

We hope you will find it possible to attend this year’s annual meeting, and thank you for your interest in PGE and your participation in this important annual process.

Cordially,

Corbin A. McNeill, Jr. Chairman of the Board	James J. Piro Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On MAY 13, 2009

To our shareholders:

The 2009 Annual Meeting of Shareholders of Portland General Electric Company will be held at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon, 97204 at 10:00 a.m. Pacific Time on Wednesday, May 13, 2009.

The meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice:

1. To elect directors for the coming year;

2. To ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2009;

3. To approve an amendment to the company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock from 80 million to 160 million; and

4. To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The close of business on March 6, 2009 has been fixed as the record date for determining shareholders entitled to vote at the annual meeting. Accordingly, only shareholders of record as of the close of business on that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is very important.  Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, please vote your shares as promptly as possible. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy statement. Submitting a proxy now will help ensure a quorum and avoid added proxy solicitation costs. If you attend the meeting you may vote in person, even if you have previously submitted a proxy.

You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary of PGE a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

BY ORDER OF THE BOARD OF DIRECTORS

Marc S. Bocci
Corporate Secretary

April 3, 2009
Portland, Oregon

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held On MAY 13, 2009

This proxy statement is being furnished to you by the Board of Directors of Portland General Electric Company (“PGE” or the “company”) to solicit your proxy to vote your shares at our 2009 Annual Meeting of Shareholders. The meeting will be held at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon at 10:00 a.m. Pacific Time on Wednesday, May 13, 2009. This proxy statement and the enclosed proxy card and 2008 Annual Report are being mailed to shareholders, or made available electronically, on or about April 3, 2009.

Questions and Answers about the Annual Meeting

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet, or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2009 Annual Meeting of Shareholders. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the 2009 annual meeting; and

•	Our 2008 Annual Report to Shareholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the 2009 annual meeting.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to:

•	View our proxy materials for the 2009 annual meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Who is entitled to vote at the annual meeting?

Holders of PGE common stock as of the close of business on the record date, March 6, 2009, may vote at the 2009 annual meeting, either in person or by proxy. As of the close of business on March 6, 2009, there were 62,650,484 shares of PGE common stock outstanding and entitled to vote. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the 2009 annual meeting.

What matters will be voted on at the annual meeting?

There are three matters scheduled for a vote at the annual meeting:

1. The election of directors;

2. The ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2009; and

3. The approval of an amendment to the company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock.

What are the board’s voting recommendations?

The board recommends that you vote your shares in the following manner:

•	FOR the election of each of the company’s nominees for director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2009; and

•	FOR the approval of the amendment to the company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or AST, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a shareholder of record, you may vote before the annual meeting by Internet by following the instructions contained in the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also cast your vote by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting a proxy or voting through the telephone or the Internet will not affect your right to attend the annual meeting and vote in person.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, your shares will be voted as follows:

•	FOR the election of each of the company’s nominees for director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2009; and

•	FOR the approval of the amendment to the company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, which include each of the matters scheduled to be voted on at this annual meeting: the election of directors, the ratification of the appointment of the independent registered public accounting firm and the proposed amendment to the Amended and Restated Articles of Incorporation.

Could other matters be decided at the annual meeting?

As of the date of this proxy statement, we are unaware of any matters other than those set forth in the Notice of Annual Meeting of Shareholders that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote those shares for which proxies have been given or otherwise act on such matters in accordance with their judgment.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a shareholder of record, you may come to the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in street name, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

What do I need to bring to be admitted to the annual meeting?

All shareholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the shares on March 6, 2009.

How can I change or revoke my vote?

If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Corporate Secretary in writing that you are revoking your proxy;

•	Delivering another duly signed proxy that is dated after the proxy you wish to revoke; or

•	Attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

Any written notice of revocation, or later dated proxy, should be delivered to:

Portland General Electric Company
121 SW Salmon Street, 1WTC1301
Portland, Oregon 97204
Attention: Marc S. Bocci, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote with respect to those shares.

What are the voting requirements to elect directors and approve the proposals described in the proxy statement?

The vote required to approve each of the matters scheduled for a vote at the annual meeting is set forth below:

Proposal	Vote Required

Election of Directors	Plurality
Ratification of Appointment of Deloitte & Touche LLP	Votes in Favor Exceed Votes Against
Approval of Amendment to the Amended and Restated Articles of Incorporation	Majority of outstanding shares of common stock

The election of directors by a “plurality” of the votes cast at the meeting means that the nominees receiving the largest number of votes cast will be elected as directors up to the maximum number of directors to be elected at the meeting.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of a majority of the shares issued and outstanding and entitled to vote as of March 6, 2009 is required to constitute a “quorum.” The existence of a quorum is necessary in order to take action on the matters scheduled for a vote at the annual meeting. If you vote by Internet or telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” (each of which are explained below) also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the chairman of the meeting or the shareholders by a vote of the holders of a majority of votes present in person or represented by proxy, may, without further notice to any shareholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. However, an abstention with respect to a matter submitted to a vote of shareholders will not be counted for or against the matter. Consequently, an abstention with respect to Proposal 1 (election of directors) and Proposal 2 (ratification of appointment of Deloitte & Touche LLP) will not affect the outcome of the vote, and an abstention with respect to Proposal 3 (approval of amendment to the Amended and Restated Articles of Incorporation) will have the same effect as a vote against the proposal.

What is a “broker non-vote” and how would it affect the vote?

A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to each of the matters scheduled to be voted on at this annual meeting: the election of directors, the ratification of the appointment of the independent registered public accounting firm and the proposed amendment to the company’s Amended and Restated Articles of Incorporation. Accordingly, there will be no broker non-votes with respect to the three proposals scheduled to be voted on at this annual meeting.

Who will conduct the proxy solicitation and how much will it cost?

The company is soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have engaged Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials, and we will pay their reasonable out-of-pocket expenses for these services. Our directors, officers and employees may communicate with shareholders by telephone, facsimile, email or personal contact to solicit proxies. These individuals will not be specifically compensated for doing so. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of PGE common stock.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by mail, Internet, or telephone. Nora E. Arkonovich, our Assistant Secretary, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

If you have any questions about voting your shares or attending the annual meeting, please call our Investor Relations Department at (503) 464-7395.

Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers

On February 26, 2009 there were 62,650,484 shares of PGE common stock outstanding. The following table sets forth, as of that date unless otherwise specified, the beneficial ownership of PGE common stock of (1) known beneficial owners of more than 5% of PGE’s common stock, (2) each director or nominee for director, (3) each of our “named executive officers” listed in the Summary Compensation Table, and (4) our executive officers and directors as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

5% or Greater Holders
Franklin Resources, Inc.(1)	6,200,000		9.9%
One Franklin Parkway San Mateo, CA 94403
Barclays Global Investors, NA(2)	3,173,510		5.1%
400 Howard Street San Francisco, CA 94105
American Century Investment Management, Inc.(3)	3,159,370		5.1%
4500 Main Street Kansas City, MO 64111
Non-Employee Directors
John W. Ballantine	3,579	(4)	*
Rodney L. Brown, Jr.	2,903	(4)	*
David A. Dietzler	3,579	(4)	*
Mark B. Ganz	3,579	(4)	*
Corbin A. McNeill, Jr.	3,579	(4)	*
Neil J. Nelson	3,179	(4)(5)	*
M. Lee Pelton	3,579	(4)	*
Robert T. F. Reid	3,579	(4)	*
Named Executive Officers
Peggy Y. Fowler	26,502		*
James J. Piro	6,954		*
Stephen M. Quennoz	3,998		*
Stephen R. Hawke	3,998		*
Arleen N. Barnett	4,297		*
All of the above officers and directors and other executive officers as a group (20 persons)	90,484		*

*	Percentage is less than 1% of PGE common stock outstanding.

(1)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009.

(2)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

(4)	Includes the following number of shares of common stock that will be issued on March 31, 2009 upon the vesting of restricted stock units granted under the Portland General Electric Company 2006 Stock Incentive Plan: Messrs. Ballantine, Brown, Dietzler, Ganz, McNeill, Nelson, Pelton and Reid — 323 shares. Restricted stock units do not have voting or investment power until the units vest and the underlying common stock is issued.

(5)	Shares are held jointly with the individual’s spouse, who shares voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers and persons who beneficially own more than 10% of our common stock. To the best of our knowledge, all of the filings required by Section 16(a) of the Securities Exchange Act of 1934 for our directors and executive officers and persons who beneficially own more than 10% of our common stock were made on a timely basis in 2008, except that one late Form 4 was filed for Maria M. Pope to reflect the forfeiture of unvested restricted stock units upon her resignation as a director and appointment as Senior Vice President Finance, Chief Financial Officer and Treasurer.

Executive Officers(1)

Name	Age	Business Experience

James J. Piro Chief Executive Officer and President	56	Appointed Co-Chief Executive Officer and President on January 1, 2009 and appointed Chief Executive Officer and President on March 1, 2009. Served as Executive Vice President, Chief Financial Officer and Treasurer from July 2002 to December 2008. Served as Senior Vice President Finance, Chief Financial Officer and Treasurer from May 2001 until July 2002. Served as Vice President, Chief Financial Officer and Treasurer from November 2000 until May 2001. Served as Vice President, Business Development from February 1998 until November 2000. Served as General Manager, Planning Support, Analysis and Forecasting, from 1992 until 1998.

Maria M. Pope Senior Vice President, Finance, Chief Financial Officer and Treasurer	44	Appointed to current position on January 1, 2009. Previously served as a director of the Company from January 2006 to December 2008. Served as Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company based in Wilsonville, Oregon, from July 2007 to December 2008. Prior to joining Mentor Graphics, served as Vice President and General Manager, Wood Products Division of Pope & Talbot, Inc., a pulp and wood products company, from December 2003 to April 2007. Served as Vice President, Chief Financial Officer and Secretary from 1999 to 2003. Pope & Talbot, Inc. filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on November 19, 2007. Ms. Pope previously worked for Levi Strauss & Co. and Morgan Stanley & Co., Inc.

Stephen R. Hawke Senior Vice President, Customer Service and Delivery	59	Appointed to current position in August 2006. Served as Vice President, Customer Service and Delivery from August 2004 until appointed to current position. Served as Vice President, System Engineering, Utility Services and Customer Service from October 2003 to August 2004. Served as Vice President, System Engineering and Utility Services from July 1997 until October 2003.

Name	Age	Business Experience

Arleen N. Barnett Vice President, Administration	57	Appointed to current position on August 2, 2004. Served as Vice President, Human Resources and Information Technology and as Corporate Compliance Officer from May 2001 until appointed to current position. Served as Vice President, Human Resources from February 1998 until May 2001.

Carol A. Dillin Vice President, Public Policy	51	Appointed to current position on February 1, 2004. Served as Director of Public Affairs and Corporate Communications from April 1998 until appointed to current position.

J. Jeffrey Dudley Vice President, General Counsel and Corporate Compliance Officer	60	Appointed to current position on August 10, 2007. Served as Associate General Counsel from May 2001 until appointed to current position and was the lead regulatory attorney on state and federal matters.

Campbell A. Henderson Vice President, Information Technology and Chief Information Officer	55	Appointed to current position on August 1, 2006. Served as Chief Information Officer and General Manager, Information Technology from 2005 until appointed to current position. Served as Chief Information Officer for Stockamp and Associates, a health care consulting organization, from 2003 until 2004. Served as Vice President, Chief Information Officer of Willamette Industries from 1998 to 2002.

James F. Lobdell Vice President, Power Operations and Resource Strategy	50	Appointed to current position on August 2, 2004. Served as Vice President, Power Operations from September 2002 until appointed to current position. Served as Vice President, Risk Management Reporting, Controls and Credit from May 2001 until September 2002.

Joe A. McArthur Vice President, Transmission and Customer Service	61	Appointed to current position on July 1, 2006. Served as Vice President, Distribution from July 1997 until appointed to current position.

William O. Nicholson Vice President, Customers and Economic Development	50	Appointed to current position on May 2, 2007. Served as General Manager, Distribution Western Region from April 2004 until appointed to current position. Served as General Manager, Distribution Line Operations & Services from February 2002 until April 2004.

Stephen M. Quennoz Vice President, Nuclear and Power Supply/Generation	61	Appointed to current position on July 25, 2002. Served as Vice President, Generation from January 2001 until appointed to current position.

(1)	Officers of PGE are elected for one-year terms or until their successors are elected and qualified.

Corporate Governance

Corporate Governance Program

PGE common stock is listed on the New York Stock Exchange. In connection with that listing, our board has implemented a corporate governance program, including the adoption of charters for our Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee; Corporate Governance Guidelines (including Categorical Standards for Determination of Director Independence); a Process for Handling Communications to the Board of Directors and Board Committees; a Code of Business Ethics and Conduct; and a Code of Ethics for the Chief Executive and Senior Financial Officers. These documents are published under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com and are available in print to shareholders, without charge, upon request to Portland General Electric Company at its principal executive offices at 121 SW Salmon Street, Portland, Oregon 97204, Attention: Corporate Secretary.

Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the board are kept informed of our business by consulting with our Chief Executive Officer and other officers and senior management, by reviewing and approving capital and operating plans and budgets and other materials provided to them, by visiting our offices and plants and by participating in meetings of the board and its committees.

During 2008, the Board of Directors met six times. Under our Corporate Governance Guidelines, the non-management directors must meet in executive session without management at least quarterly. The Chairman of the board (or if the Chairman is not an independent director, the lead independent director) presides over these executive sessions. The non-management directors met in executive session five times in 2008, generally at the end of each board meeting. In the event that the non-management directors include directors who are not independent under the New York Stock Exchange listing standards, our Corporate Governance Guidelines require the independent directors to meet separately in executive session at least once a year. The independent directors met in executive session twice in 2008. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which the director served, during the period for which the director served.

It is our policy that directors are expected to attend the annual meeting of shareholders. A director who is unable to attend the annual meeting of shareholders (which it is understood may occur on occasion) is expected to notify the Chairman of the board. Nine of our 10 directors attended the 2008 annual meeting of shareholders.

Selection of Candidates for Board Membership

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the board for election as directors. The committee seeks candidates with the qualifications and areas of expertise that will enhance the composition of the board. The committee also seeks to have the board represent a diversity of backgrounds, experience, gender and race. The committee considers a number of criteria in selecting nominees, including:

•	Demonstration of significant accomplishment in the nominee’s field;

•	Ability to make a meaningful contribution to the board’s oversight of the business and affairs of the company;

•	Reputation for honesty and ethical conduct in the nominee’s personal and professional activities;

•	Relevant background and knowledge in the utility industry;

•	Specific experiences and skills in areas important to the operation of the company; and

•	Business judgment, time availability, including the number of other boards of public companies on which a nominee serves, and potential conflicts of interest.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The shareholder’s name and evidence of ownership of PGE common stock, including the number of shares owned and the length of time of ownership; and

•	The candidate’s name, resume or listing of qualifications to be a director and consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the board.

The shareholder recommendation and information described above must be sent to our Corporate Secretary at Portland General Electric Company, 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204 and must be received by our Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

The Nominating and Corporate Governance Committee retains an outside search firm to assist the committee members in identifying and evaluating potential nominees for the board. The committee also identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the board, especially business and civic leaders in the communities in our service area. As described above, the committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee may collect and review publicly available information to assess whether the person should be considered further. If the committee determines that the person warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be a candidate and to serve on the board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications and compare them to the accomplishments and qualifications of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

Non-Employee Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during any part of 2008.

2008 Director Compensation

			Change in
			Pension Value
			and
			Nonqualified
			Deferred
	Fees Earned or		Compensation	All Other
Name	Paid in Cash(1)	Stock Awards(2)	Earnings(3)	Compensation(4)	Total

John W. Ballantine	$82,500	$36,900	$1,199	$2,907	$123,506
Rodney L. Brown, Jr.	58,000	36,900	205	906	96,011
David A. Dietzler	94,000	36,900	1,101	1,072	133,073
Mark B. Ganz	57,000	36,900	0	906	94,806
Corbin A. McNeill, Jr.	140,500	36,900	0	906	178,306
Neil J. Nelson	73,000	36,900	0	906	110,806
M. Lee Pelton	65,000	36,900	0	906	102,806
Maria M. Pope(5)	66,000	36,900	0	906	103,806
Robert T. F. Reid	65,500	36,900	0	1,539	103,939

(1)	Amounts in this column include retainers, meeting fees and chair fees.

(2)	Amounts in this column represent the financial accounting cost to us in 2008 that was attributable to restricted stock unit grants made in 2008 and 2007, the terms of which are discussed further below under the section entitled “Restricted Stock Unit Grants.” The grant date fair value of the common stock underlying the restricted stock units granted to each of the directors in 2008 was $30,000. These grants were made to all directors on May 6, 2008 in respect of services to be performed during the ensuing 12-month period. For a discussion of the assumptions underlying our determination of the fair value, see “Note 13 — Stock-Based Compensation Expense” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts in this column constitute above-market interest earned on deferred compensation balances under the Portland General Electric Company 2006 Outside Directors’ Deferred Compensation Plan.

(4)	This column shows amounts earned in respect of dividend equivalent rights under restricted stock unit awards. See the discussion below under “Restricted Stock Unit Grants.” The value of the dividend equivalent rights was not incorporated into the “Stock Awards” column.

(5)	Ms. Pope resigned from the Board of Directors effective December 31, 2008 and was appointed Senior Vice President Finance, Chief Financial Officer and Treasurer effective January 1, 2009.

Current Compensation Arrangements for Non-Employee Directors

The following table describes the current compensation arrangements with our non-employee directors:

Annual Cash Retainer Fee	$30,000
Additional Annual Cash Retainer for Chairman of the Board	75,000
Additional Annual Cash Retainer Fee for Audit Committee Chair	15,000
Additional Annual Cash Retainer for Other Committee Chairs	7,500
Board and Committee Meeting Fees
Attendance in person	3,000
Telephone attendance	1,000
Value of Annual Grant of Restricted Stock Units	30,000

The annual cash retainers and board and committee meeting fees are paid quarterly in arrears. We will also reimburse certain expenses related to the directors’ service on the board, including expenses in connection with attendance at board and committee meetings.

Our non-employee directors are required to hold at least 3,300 shares of PGE common stock while serving as a director. Non-employee directors elected at the 2007 annual meeting of shareholders have three years from the date of that meeting to meet this requirement. Non-employee directors appointed or elected after the 2007 annual meeting of shareholders must meet this requirement within three years following the first annual meeting at which they are elected.

Restricted Stock Unit Grants

Each non-employee director received a grant of restricted stock units on May 6, 2008. The number of restricted stock units each director received was determined by dividing $30,000 by the closing price of PGE common stock on the date of grant. We intend to make additional grants of $30,000 worth of restricted stock units to each director each year on or about the date of our annual meeting of shareholders. Each restricted stock unit represents the right to receive one share of common stock at a future date. Provided that the director remains a non-employee member of the board, the restricted stock units will vest over a one-year vesting period in equal installments on the last day of each calendar quarter and will be settled exclusively in shares of common stock. Restricted stock units do not have voting rights with respect to the underlying common stock until the units vest and the common stock is issued.

Each director also was granted one dividend equivalent right with respect to each restricted stock unit. Each dividend equivalent right represents the right to receive an amount equal to dividends paid on one share of common stock, having a record date between the grant date and vesting date of the related restricted stock unit. The dividend equivalent rights will be settled exclusively in cash on the date that the related dividends are paid to holders of common stock.

The grants of restricted stock units and dividend equivalent rights were made pursuant to the terms of the Portland General Electric Company 2006 Stock Incentive Plan. The grants are subject to the terms and conditions of the plan and agreements between PGE and each director.

Outside Directors’ Deferred Compensation Plan

The company maintains the Portland General Electric Company 2006 Outside Directors’ Deferred Compensation Plan to provide directors with the opportunity to defer payment of compensation for their board service. Directors may defer fees and retainers, as well as any other form of cash remuneration included on a deferral election form approved by the Compensation and Human Resources Committee. Deferral elections must be made no later than December 15 of the taxable year preceding the year in which the compensation is earned. Deferrals accumulate in an account that earns interest at a rate that is one-half percentage point higher than the Moody’s Average Corporate Bond rate. Benefit payments under the plan may be made in a lump sum or in monthly installments over a maximum of 180 months.

Director Independence

For a director to be considered independent under the New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the company, including any of the relationships specifically proscribed by the NYSE independence standards. The board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee.

In addition to complying with NYSE independence standards, our Board of Directors has adopted a formal set of categorical standards with respect to the determination of director independence. Under our Categorical Standards for Determination of Director Independence, a director must be determined to have no material relationship with the company other than as a director. These standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the company, its customers or its independent registered public accounting firm. The standards also restrict commercial and not-for-profit relationships with the company, and prohibit Audit Committee members from having any accounting, consulting, legal, investment banking or financial advisory relationships with the company. Directors may not be given personal loans or extensions of credit by the company, and all directors are required to deal at arm’s length with the company and its subsidiaries, and to disclose any circumstance that may result in the director no longer being considered independent. The full text of our Categorical Standards for Determination of Director Independence is published as an addendum to our Corporate Governance Guidelines, which are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com.

During its review of director independence, the board considered whether there were any transactions or relationships between the company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The board also considered our charitable contributions to not-for-profit organizations of which a director or an immediate family member of a director is an executive officer.

As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent under the NYSE listing standards and our independence standards: John W. Ballantine, Rodney L. Brown, Jr., David A. Dietzler, Mark B. Ganz, Corbin A. McNeill, Jr., Neil J. Nelson, M. Lee Pelton and Robert T. F. Reid. In confirming each nominee’s status as an independent director, the board considered all relationships such directors have with us, including charitable contributions we make to organizations where our directors serve as board members. In addition, the board considered that in the ordinary course of our business we provide electricity to some directors and entities with which they are affiliated on the same terms and conditions as provided to other customers of the company.

The board determined that James J. Piro and Peggy Y. Fowler are not independent. Mr. Piro is not independent because of his employment as our Chief Executive Officer and President. Ms. Fowler is not independent because she was an employee of the company during the past three years.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation and Human Resources Committee and the Finance Committee. The Board of Directors has determined that each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee is comprised solely of independent directors in accordance with the NYSE listing standards. Copies of the charters for each of these committees are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com.

The table below provides membership information for each of the committees as of March 31, 2009.

Nominating and
		Corporate	Compensation and
	Audit	Governance	Human Resources	Finance
	Committee	Committee	Committee	Committee

John W. Ballantine			X	Chair
Rodney L. Brown, Jr.		X
David A. Dietzler	Chair	X
Peggy Y. Fowler				X
Mark B. Ganz				X
Corbin A. McNeill, Jr.	X	Chair
Neil J. Nelson	X		X
M. Lee Pelton		X	X
Robert T. F. Reid			Chair

Audit Committee

The Audit Committee met seven times in 2008. Under the terms of its charter, the Audit Committee must meet at least once each quarter. The committee regularly meets separately with management, our internal auditor and our independent registered public accounting firm. The responsibilities of the Audit Committee include:

•	Retaining our independent registered public accounting firm;

•	Evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	Overseeing matters involving accounting, auditing, financial reporting and internal control functions, including the integrity of our financial statements and internal controls;

•	Approving audit and permissible non-audit services engagements to be undertaken by our independent registered public accounting firm through the pre-approval policies and procedures adopted by the committee;

•	Reviewing the performance of our internal audit function;

•	Reviewing the company’s annual and quarterly financial statements and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q and recommending to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K; and

•	Discussing the guidelines and policies governing the process by which we assess and manage our exposure to risk.

The committee has the authority to secure independent expert advice to the extent the committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the committee in fulfilling its duties and responsibilities.

The Board of Directors has determined that Mr. Dietzler is an “audit committee financial expert” as that term is defined under rules of the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2008. Under the terms of its charter, the committee must meet at least two times annually. The responsibilities of the committee include:

•	Identifying and recommending to the board individuals qualified to serve as directors and on committees of the board;

•	Advising the board with respect to board and committee composition and procedures;

•	Developing and recommending to the board a set of corporate governance guidelines;

•	Reviewing the succession plans for the Chief Executive Officer and senior officers; and

•	Overseeing the self-evaluation of the board and coordinating the evaluations of the board committees.

The committee may retain or terminate search firms to identify director candidates, and has the sole authority to approve the search firm’s fees and other retention terms. The committee also may retain independent counsel or other consultants or advisers as it deems necessary to assist in its duties to the company.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee met six times in 2008. Under the terms of its charter, the committee must meet at least two times annually. The committee’s responsibilities include:

•	Together with the other independent directors, evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, both generally and with respect to approved performance goals;

•	Evaluating annually the performance of the other executive officers in light of the goals and objectives applicable to such executive officers, which may include requesting that the Chief Executive Officer provide performance evaluations for such executive officers and recommendations with respect to the compensation of such executive officers (including long-term incentive compensation);

•	Either as a committee or, if directed by the board, together with the other independent directors, determining and approving the compensation of the Chief Executive Officer and the other executive officers in light of the evaluation of the officers’ performance;

•	Reviewing and approving, or recommending approval of, perquisites and other personal benefits to our executive officers;

•	Reviewing our executive compensation plans and programs annually and approving or recommending to the board new compensation plans and programs or amendments to existing plans and programs; and

•	Reviewing and approving any severance or termination arrangements to be made with any executive officer.

Under its charter, the committee has authority to retain and terminate compensation consultants to assist the committee in carrying out its responsibilities, including sole authority to approve the consultants’ fees and other retention terms. In late 2005, the committee engaged Watson Wyatt Worldwide to advise it on matters related to executive compensation. The committee has adopted a policy that executive compensation consultants should not be retained to perform other services for the company without the express permission of the committee.

The committee is supported in its work by members of our Compensation and Benefits Department. The formal role of our executive officers in determining executive compensation is limited to the responsibility of the Chief Executive Officer to provide the committee with a self-evaluation, as well as an evaluation of the performance of the other executive officers. The committee may also seek input from our executive officers in developing overall compensation philosophy and decisions about specific pay components.

The committee has authority to conduct or authorize investigations or studies of matters within the committee’s scope of responsibilities, and to retain independent counsel or other consultants or advisers as it deems necessary to assist it in those matters. To the extent permitted by applicable law, regulation or the NYSE listing standards, the committee may form subcommittees and delegate to the subcommittees, or to the committee chairperson individually, the power and authority the committee deems appropriate.

Finance Committee

The Finance Committee met eight times in 2008. Under the terms of its charter, the committee meets as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than annually. The committee is responsible for:

•	Reviewing and recommending to the board financing plans, and annual capital and operating budgets, proposed by management;

•	Reviewing and approving certain costs for projects, initiatives, transactions and other activities within the ordinary business of the company;

•	Reviewing our capital and debt structure and approving or recommending the issuance of equity and secured and unsecured debt;

•	Reviewing and recommending to the board dividends, including changes in dividend amounts, dividend payout goals and objectives;

•	Reviewing earnings forecasts;

•	Reviewing and recommending to the board investment policies and guidelines and the use of derivative securities to mitigate financial and foreign currency exchange risk; and

•	Overseeing the control and management of benefit plan assets and investments.

Policies on Business Ethics and Conduct

All of our directors, officers and employees are required to abide by our Code of Business Ethics and Conduct. This code of ethics covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Controller are also required to abide by the Code of Ethics for Chief Executive and Senior Financial Officers. These ethics codes form the foundation of a comprehensive program of compliance with our Guiding Behaviors — Be Accountable, Earn Trust, Dignify People, Make the Right Thing Happen, Positive Attitude and Team Behavior — and all corporate policies and procedures to ensure that our business is conducted ethically and in strict adherence to all laws and regulations applicable to us. Our directors, officers and employees are not to tolerate violations of the standards set out in our ethics codes. Employees are responsible for reporting any violation, including situations or matters that may be considered to be unethical or a conflict of interest under the ethics codes.

The full texts of both the Code of Business Ethics and Conduct and the Code of Ethics for Chief Executive and Senior Financial Officers are available under the “Investors — Corporate Governance” section of our website at www.portlandgeneral.com or in print to shareholders, without charge, upon request to Portland General Electric Company, 121 SW Salmon Street, Portland, Oregon 97204, Attention: Corporate Secretary. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Chief Executive and Senior Financial Officers, and of certain provisions of the Code of Business Ethics and Conduct for directors, executive officers or our Controller, will be disclosed on our website promptly following the amendment or waiver.

NYSE rules require listed company audit committees to have procedures in place regarding the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and allowing for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place. In addition, we have a Policy Regarding Compliance with Securities and Exchange Commission Attorney Conduct Rules that requires all of our lawyers to report to the appropriate persons at the company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by the company or any of our directors, officers, employees or agents.

Certain Relationships and Related Person Transactions

PGE and Local Union No. 125 of the International Brotherhood of Electrical Workers have established a trust that is partly funded by PGE to provide health and welfare benefits to employees and retirees, and their dependents and beneficiaries, who are covered by the collective bargaining agreement between PGE and the union. The trust is administered by a Board of Trustees composed of six members, three of whom are appointed by PGE and three of whom are appointed by the union. Currently all six members of the Board of Trustees are PGE employees, one of whom, Joe A. McArthur, Vice President Transmission and Customer Service, is an executive officer. All decisions of the Board of Trustees must be by majority vote, with the members appointed by each party jointly having one vote. By action of the Board of Trustees, the trust engaged Regence BlueCross BlueShield of Oregon, a subsidiary of The Regence Group, to provide health products and services. Pursuant to the agreement between PGE and Local Union No. 125 of the International Brotherhood of Electrical Workers, PGE pays approximately $800,000 per month, less than 2% of The

Regence Group’s consolidated gross revenues, to the trust toward the cost of these services. Mark B. Ganz, a member of our Board of Directors, is President and Chief Executive Officer and a director of The Regence Group.

We do not have a separate written policy or procedures for the review, approval or ratification of transactions with related persons. However, our Corporate Governance Guidelines and our Code of Business Ethics and Conduct address conflicts of interest and relationships with PGE. In its consideration of nominees for the Board of Directors, the Nominating and Corporate Governance Committee examines possible related person transactions as part of its review. The Board of Directors annually reviews the relationship that each director has with PGE, which includes relationships with our officers and employees, our auditors and our customers. Our Code of Business Ethics and Conduct requires any person, including our directors and officers, to report any violation of the code or any situation or matters that may be considered to be unethical or a conflict of interest. Any potential conflict of interest under the code involving a director, an executive officer or our Controller is reviewed by the Audit Committee. Only the Audit Committee may waive a conflict of interest involving a director, an executive officer or our Controller, which will be promptly disclosed to our shareholders to the extent required by law. In its review of director independence, the Board of Directors considered the related person transaction described above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee during 2008 were Robert T. F. Reid, John W. Ballantine, Neil J. Nelson and M. Lee Pelton. All members of the committee during 2008 were independent directors and no member was an employee or former employee. During 2008, no member of the committee had any relationship requiring disclosure above under “Certain Relationships and Related Person Transactions.” During 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Human Resources Committee or Board of Directors.

Audit Committee Report

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the company and its subsidiaries. Management is responsible for the company’s internal controls and the financial reporting process, including the integrity and objectivity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the company’s financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of the company’s financial results and the effectiveness of the company’s internal control over financial reporting. The committee has discussed with Deloitte significant accounting policies that the company applies in its financial statements, as well as alternative treatments. The committee also discussed with the company’s internal auditor and Deloitte the overall scope and plans for their respective audits.

Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the consolidated financial statements with management and Deloitte.

The committee has reviewed and discussed with Deloitte all communications required by generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter regarding independence from Deloitte, as required by Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) as adopted by the Public Company Accounting Oversight Board, and has discussed such information with Deloitte.

Based upon the review, discussions and representations referenced above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The committee has appointed Deloitte as the company’s independent registered public accounting firm for fiscal year 2009.

Audit Committee

David A. Dietzler, Chair
Corbin A. McNeill, Jr.
Neil J. Nelson

Principal Accountant Fees and Services

The aggregate fees billed by Deloitte & Touche LLP for 2008 and 2007 were as follows:

	2008	2007

Audit Fees(1)	$1,238,445	$1,365,024	(5)
Audit-Related Fees(2)	170,784	153,211
Tax Fees(3)	—	—
All Other Fees(4)	4,485	13,235
Total	$1,413,714	$1,531,470

(1)	For professional services rendered for the audit of our consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 and for the review of the interim consolidated financial statements included in quarterly reports on Form 10-Q. Audit Fees also include services normally provided in connection with statutory and regulatory filings or engagements, assistance with and review of documents filed with the Securities and Exchange Commission, the issuance of consents and comfort letters, as well as the independent auditor’s report on the effectiveness of internal control over financial reporting.

(2)	For assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above, including employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)	For professional tax services, including consulting and review of tax returns.

(4)	For all other products and services not included in the above three categories, including reference products related to income taxes and financial accounting matters.

(5)	Includes adjustment to the amount previously reported to reflect the actual amount billed.

Pre-Approval Policy for Independent Auditor Services

The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit our consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm.

In addition, the Audit Committee requires pre-approval of all audit and permissible non-audit services provided by the company’s independent auditors, pursuant to a pre-approval policy adopted by the committee. The term of pre-approval is 12 months, unless the Audit Committee specifically provides for a different period. A detailed written description of the specific audit, audit-related, tax and other services that have been pre-approved, including specific monetary limits, is required. The Audit Committee may also pre-approve particular services and fees on a case-by-case basis. Management and the independent auditors are required to report at least quarterly to the Audit Committee regarding the actual services, and fees paid for such services, compared to the services and fees that were pre-approved in accordance with this policy.

All audit and permissible non-audit services provided by the independent auditors during 2008 and 2007 were pre-approved by the Audit Committee.

Proposal 1: Election of Directors

The Board of Directors

All of our directors are elected annually by shareholders. Directors hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Our Amended and Restated Bylaws provide that the Board of Directors may determine the size of the board, which the board has currently set at 10 directors.

The board has nominated all of the current directors for re-election as directors. They are: John W. Ballantine, Rodney L. Brown, Jr., David A. Dietzler, Peggy Y. Fowler, Mark B. Ganz, Corbin A. McNeill, Jr., Neil J. Nelson, M. Lee Pelton, James J. Piro, and Robert T. F. Reid. This slate of nominees satisfies the NYSE listing standards for board composition and majority director independence. See the section above entitled “Corporate Governance — Director Independence” for further details regarding director independence.

All of the nominees have agreed to serve if elected. If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies will be voted for a substitute director. We do not expect that any nominee will be unavailable or unwilling to serve.

Director Nominees

John W. Ballantine, age 63, director since February 2004

Mr. Ballantine has been an active, self-employed private investor since 1998, when he retired from First Chicago NBD Corporation where he had most recently served as Executive Vice President and Chief Risk Management Officer. During his 28-year career with First Chicago, Mr. Ballantine was responsible for International Banking operations, New York operations, Latin American Banking, Corporate Planning, US Financial Institutions business and a variety of trust operations. Mr. Ballantine also serves on the boards of directors of DWS Funds and Healthways, Inc.

Mr. Ballantine is Chairman of the Finance Committee and a member of the Compensation and Human Resources Committee.

Rodney L. Brown, Jr., age 52, director since February 2007

Mr. Brown is Managing Partner with Cascadia Law Group PLLC, a Seattle, Washington law firm he founded in 1996, which specializes in environmental law in the Pacific Northwest. From 1992 to 1996, Mr. Brown was a Managing Partner at the Seattle office of Morrison & Foerster, LLP, a large international law firm.

Mr. Brown is a member of the Nominating and Corporate Governance Committee.

David A. Dietzler, age 65, director since January 2006

Mr. Dietzler has been a certified public accountant for nearly 39 years and retired as a partner of KPMG LLP, a public accounting firm, in 2005. During his last 10 years with KPMG LLP he served in both administrative and client service roles, which included serving on the firm’s Board of Directors, including Governance, Nominating and Board Process and Evaluation committees, and was the Pacific Northwest partner in charge of the Audit Practice for KPMG’s offices in Anchorage, Boise, Billings, Portland, Salt Lake City, and Seattle, as well as the Managing Partner of the Portland office.

Mr. Dietzler is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

Peggy Y. Fowler, age 57, director since August 1998

Ms. Fowler served as Chief Executive Officer and President of the company from April 2000 to December 31, 2008 and as Co-Chief Executive Officer from January 1, 2009 to March 1, 2009. She was Chair of the board from May 2001 until January 2004. She served as President of the company from 1998 until 2000. She served as Chief Operating Officer of PGE Distribution Operations from 1996 until 1998. Previously, she served in various positions with the company, including Senior Vice President Customer Service and Delivery and Vice President Power Production and Supply. She also serves on the board of directors of The Regence Group and the Portland Branch board of directors of the Federal Reserve Bank of San Francisco.

Ms. Fowler is a member of the Finance Committee.

Mark B. Ganz, age 48, director since January 2006

Mr. Ganz has served as President and Chief Executive Officer of The Regence Group, a parent corporation of various companies offering health, life and disability products and services under the BlueCross and BlueShield trademarks, since April 2004. Prior to holding his current position, Mr. Ganz served as President and Chief Operating Officer of The Regence Group from 2003 to 2004 and President of Regence BlueCross BlueShield of Oregon from 2001 to 2003. He was Senior Vice President, Chief Legal & Compliance Officer and Corporate Secretary of The Regence Group from 1996 to 2001. Mr. Ganz also serves on the board of directors of The Regence Group.

Mr. Ganz is a member of the Finance Committee.

Corbin A. McNeill, Jr., age 69, director since February 2004

Mr. McNeill served as Chairman and co-Chief Executive Officer of Exelon Corporation, which was formed in October 2000 by the merger of PECO Energy Company and Unicom Corporation until his retirement in 2002. Prior to the merger, he was Chairman, President and Chief Executive Officer of PECO Energy. He serves on the boards of directors of Ontario Power Generation Inc., Associated Electric & Gas Insurance Services Limited, Owens-Illinois, Inc., and Silver Spring Networks.

Mr. McNeill is Chairman of our Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Neil J. Nelson, age 50, director since October 2006

Mr. Nelson has served as President and Chief Executive Officer of Siltronic Corporation since July 2003. He previously served as Vice President of Operations of Siltronic from 2000 to 2003. From 1987 to 2000, he served in various positions with Mitsubishi Silicon America. Mr. Nelson also serves on the board of directors of Siltronic Corporation.

Mr. Nelson is a member of the Audit Committee and the Compensation and Human Resources Committee.

M. Lee Pelton, age 58, director since January 2006

Dr. Pelton has served as President of Willamette University since July 1999. From 1991 until 1998, he was Dean of Dartmouth College. Prior to 1991, he held faculty and administrative posts at Colgate University and Harvard University. Dr. Pelton also serves on the board of directors of PLATO Learning, Inc.

Dr. Pelton is a member of the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee.

James J. Piro, age 56, director since January 2009

Mr. Piro has served as Chief Executive Officer and President since March 1, 2009 and as Co-Chief Executive Officer and President since January 1, 2009. He was appointed to the Board of Directors effective January 1, 2009 in conjunction with his appointment as Co-Chief Executive Officer and President. From July 2002 to December 2008, he served as Executive Vice President Finance, Chief Financial Officer and Treasurer. From May 2001 to July 2002, he served as Senior Vice President Finance, Chief Financial Officer and Treasurer. From November 2000 to May 2001, he served as Vice President, Chief Financial Officer and Treasurer. Prior to November 2000, he served in various positions with the company, including Vice President, Business Development and General Manager, Planning Support, Analysis and Forecasting.

Robert T. F. Reid, age 60, director since January 2006

Mr. Reid has served as Corporate Director of British Columbia Transmission Corporation since 2003. Mr. Reid served as Chair of British Columbia Transmission Corporation from 2003 to November 2008. Mr. Reid served as president of Duke Energy Corporation’s Canadian operations from 2002 to 2003. He served as Executive Vice President and Chief Operating Officer of Westcoast Energy Inc. from 2001 until its acquisition by Duke Energy in 2002. Prior to his appointment as Westcoast’s Chief Operating Officer in 2001, Mr. Reid held senior executive positions in both the natural gas industry and in government service, including Union Gas Ltd., Westcoast Energy Inc., Pan-Alberta Gas, Foothills Pipe Lines, and the Independent Petroleum Association of Canada. He also serves as a director of Fort Chicago Energy Partners L.P. and Greystone Capital Management, Inc.

Mr. Reid is Chairman of the Compensation and Human Resources Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS.

Proposal 2: Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of PGE and its subsidiaries for the fiscal year ending December 31, 2009, and to audit the effectiveness of internal control over financial reporting as of December 31, 2009.

The Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, the issues raised by the most recent quality control review, the coordination of the firm’s efforts with our internal audit department and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of those services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with Deloitte in all of these respects.

Under NYSE and SEC rules, and the Audit Committee Charter, the Audit Committee is directly responsible for the selection, appointment, compensation, and oversight of the company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the shareholders. The Board of Directors, however, considers the appointment of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of Deloitte for ratification by the shareholders as a matter of good corporate practice. One or more representatives of Deloitte are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm will require that a majority of the outstanding shares of common stock be present in person or represented by proxy at the annual meeting and that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal 3: Approval of Amendment to the Company’s Amended and Restated Articles of Incorporation to Increase the Total Number of Authorized Shares of Common Stock

The Board of Directors has approved, and recommends that shareholders approve, an amendment to the company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock that the company is authorized to issue from 80 million to 160 million. The proposed amendment would revise the statement of authorized capital stock at the beginning of Article IV, as set forth below:

ARTICLE IV

Classes of Capital Stock

The amount of the capital stock of the Corporation is:

COMMON STOCK.  Common Stock of the Corporation shall consist of a class without par value consisting of 160,000,000 shares.

PREFERRED STOCK.  Preferred Stock of the Corporation shall consist of a class without par value consisting of 30,000,000 shares issuable in series as hereinafter provided.

The company is currently authorized to issue up to 80 million shares of common stock. As of March 13, 2009, 75,127,984 shares of common stock were issued and outstanding, including 12,477,500 shares issued by the Company on March 11, 2009 pursuant to a registered public offering. The company anticipates that it will issue the substantial majority of the remaining 4,872,016 authorized but unissued shares of common stock under the company’s 2006 Stock Incentive Plan and the company’s 2007 Employee Stock Purchase Plan.

The Board of Directors believes that it is in the company’s best interests to increase the number of authorized shares of common stock in order to have additional shares available to meet the company’s future business needs as they arise, including issuances to raise additional capital, grants of employee stock awards under the company’s 2006 Stock Incentive Plan, issuances under the company’s 2007 Employee Stock Purchase Plan, stock splits, stock dividends, possible acquisitions and other corporate purposes. In addition, the Board believes that having such additional authorized shares of common stock available for issuance in the future would give the Company greater flexibility to pursue transactions in which an issuance of common stock might be appropriate or desirable, without the expense and delay of calling and holding a special shareholders’ meeting for such purpose, except to the extent that shareholder approval is required by applicable law or stock exchange listing requirements.

The company has no present plans to issue shares that would be authorized by the proposed amendment. However, in order to fund future capital expenditures over the medium term future and maintain a common equity ratio (common equity to total consolidated capitalization, including current debt maturities) of approximately 50%, the company anticipates that it may need to issue additional shares of common stock in the future. The company attempts to maintain a debt to total capitalization ratio of approximately 50% in order to help ensure acceptable credit ratings and allow access to long-term capital at attractive interest rates. The company is also required to maintain a debt to total capitalization ratio of 65% or less under its current revolving credit agreements. Accordingly, future capital expenditures may require that the company issue additional shares of common stock in order to maintain its common equity ratio at target levels. In addition, the company may review and evaluate other potential capital-raising activities, strategic transactions and other corporate transactions from time to time to determine if such transactions would be in the best interests of the company and its shareholders, and any such transaction could involve the issuance of some or all of the company’s authorized but unissued common stock.

The issuance of any additional shares of common stock may have the effect of diluting the percentage of stock ownership, book value and voting rights of present shareholders. The amendment may also have the effect of discouraging attempts to acquire control of PGE, as additional shares of common stock could be issued to make such an attempt more difficult by diluting the stock ownership and voting power of, or increasing the cost to, a party seeking to obtain control. This amendment is not being proposed in response to any known effort or threat to acquire control of PGE and is not part of a plan by management to adopt measures having an anti-takeover effect.

The Amended and Restated Articles of Incorporation also grant to the Board the authority to issue 30 million shares of preferred stock. As of the date of this proxy statement, there are no shares of preferred stock issued or outstanding. The proposed amendment does not change the amount of preferred stock currently authorized, which the board considers to be adequate for appropriate future corporate purposes.

If the proposed amendment is approved, the newly authorized shares of common stock will be available for issuance from time to time at the discretion of the Board of Directors for such purposes and consideration as the board may approve. Generally, no shareholder approval is required for the issuance of authorized but unissued shares of common stock, except as provided by the rules of the New York Stock Exchange (“NYSE”). NYSE rules require shareholder approval of issuances of common stock under certain circumstances, including when the number of shares to be issued equals or exceeds 20% of the voting power outstanding. However, this shareholder approval requirement does not apply in the case of a public offering for cash or under certain other circumstances. The additional shares, when issued, will have the same rights and privileges as the shares of common stock currently outstanding.

Shareholders have no preemptive rights to acquire shares issued by the company under its Amended and Restated Articles of Incorporation and shareholders would not acquire any such right with respect to the additional authorized shares that would be available under the proposed amendment to the Amended and Restated Articles of Incorporation. Holders of PGE common stock do not have the right of cumulative voting at any election of directors.

If approved by shareholders, the amendment will be effective upon its filing with the Secretary of State of the State of Oregon.

Vote Required and Board of Directors Recommendation

Approval of this amendment of the company’s Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock, as provided in our Amended and Restated Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Equity Compensation Plans

The following table provides information as of December 31, 2008, for the Portland General Electric Company 2006 Stock Incentive Plan and the Portland General Electric Company 2007 Employee Stock Purchase Plan. The 2006 Stock Incentive Plan was amended and restated as of October 24, 2007 and was approved by the shareholders on May 7, 2008 at the company’s 2008 annual meeting of shareholders. The 2007 Employee Stock Purchase Plan was approved by the shareholders on May 2, 2007 at the company’s 2007 annual meeting of shareholders.

Number of Securities
Remaining Available
for Future Issuance
			Weighted-Average	Under Equity
	Number of Securities to		Exercise Price of	Compensation Plans
	be Issued Upon Exercise		Outstanding	(Excluding Securities
	of Outstanding Options,		Options, Warrants	Reflected in
	Warrants and Rights		and Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity Compensation Plans approved by security holders	523,597	(1)	N/A	4,713,646	(2)(3)
Equity Compensation Plans not approved by security holders	N/A		N/A	N/A
Total	523,597	(1)	N/A	4,713,646	(2)(3)

(1)	Represents outstanding restricted stock units and related dividend equivalent rights issued under the 2006 Stock Incentive Plan, and assumes maximum payout for restricted stock units with performance-based vesting conditions. Shares issued pursuant to the 2006 Stock Incentive Plan do not have an exercise price and are issued when award criteria are satisfied. See “Non-Employee Director Compensation — Restricted Stock Unit Grants” above and “Long-Term Equity Awards” below for further information regarding the 2006 Stock Incentive Plan.

(2)	Represents shares remaining available for issuance under the 2006 Stock Incentive Plan and the 2007 Employee Stock Purchase Plan.

(3)	As of December 31, 2008, 33,765 shares of common stock were issued pursuant to the 2007 Employee Stock Purchase Plan. A new 6-month purchase period under the plan began on January 1, 2009. Approximately 15,000 shares available for future issuance under the plan are subject to purchase in the purchase period from January 1, 2009 to June 30, 2009. The number of shares subject to purchase during any purchase period depends on the number of current participants and the price of the common stock on the date of purchase.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed with the company’s management the following Compensation Discussion and Analysis prepared by the company’s management and, based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee

Robert T. F. Reid, Chair
John W. Ballantine
Neil J. Nelson
M. Lee Pelton

Compensation Discussion and Analysis

This section is intended to inform our shareholders about our 2008 executive compensation program, particularly as it relates to the following individuals, who were our “named executive officers” in 2008:

Name	Position(s) Held in 2008

Peggy Y. Fowler	Chief Executive Officer and President*
James J. Piro	Executive Vice President Finance, Chief Financial Officer and Treasurer*
Stephen M. Quennoz	Vice President, Nuclear and Power Supply/Generation
Stephen R. Hawke	Senior Vice President, Customer Service and Delivery
Arleen N. Barnett	Vice President, Administration

*	Ms. Fowler resigned as President of the company effective January 1, 2009 and as Chief Executive Officer effective March 1, 2009, but continues to serve on our Board of Directors. Mr. Piro served as President and Co-Chief Executive Officer from January 1 through February 28, 2009 and has served as President and Chief Executive Officer since March 1, 2009.

I.	Roles and Responsibilities

The Compensation and Human Resources Committee (“Compensation Committee”) oversees the compensation of our executive officers. Each year the Compensation Committee reviews the performance of the executive officers and establishes base salaries and incentive awards. The committee also regularly reviews the company’s executive compensation programs and makes changes or recommends changes to the full Board of Directors. The report of the Compensation Committee relating to this Compensation Discussion and Analysis can be found on page 25 under the heading “Compensation and Human Resources Committee Report.” Additional information concerning the Compensation Committee is on page 15 under the subheading “Compensation and Human Resources Committee” and on page 17 under the subheading “Compensation Committee Interlocks and Insider Participation.”

The company’s executive officers do not set executive pay. On many compensation matters, however, our management provides information and recommendations to the Compensation Committee, particularly in areas requiring detailed knowledge of company operations and the utility industry. In 2008, several members of our management team assisted the committee with the development of performance goals for incentive awards. Ms. Fowler and Mr. Piro provided input on financial and operating results and the individual performance of the other executive officers. Our CEO does not make recommendations to the committee regarding his or her own compensation.

The Compensation Committee selected and retained an outside compensation consultant, Watson Wyatt Worldwide (“Watson Wyatt”), to assist with the development of the company’s executive compensation program. The committee has adopted a policy that executive compensation consultants may not be retained to perform other services for the company without the express permission of the committee. In 2008, Watson Wyatt provided input to the committee on compensation trends, appropriate comparison companies and market survey data. Watson Wyatt also assisted management in preparing recommendations to the committee regarding salaries, performance goals for the incentive award programs and other aspects of executive compensation.

II.	Goals and Guiding Principles

The goals of the company’s executive compensation program are to attract and retain highly qualified and motivated executives and to provide them with incentives to advance the interests of the company’s key constituents: our shareholders, our customers and the communities we serve. In attempting to accomplish these goals, the Compensation Committee is guided by the following principles:

•	Incentive Pay

•	Increasing degrees of responsibility should be accompanied by an increasing share of the risks and rewards of company performance.

•	A significant portion of incentive awards should be equity-based and should vest over a period of several years. This further aligns our executives’ interests with the long-term interests of our shareholders.

•	Targets for incentive awards should provide incentives for improvement in key areas, but should not promote rapid improvements at the expense of safety and reliability.

•	Competitive Pay

•	Executive pay packages should be competitive within the utility industry and organizations with which we compete for employees.

•	To achieve competitiveness in executive pay, targeted direct compensation (base salary and incentive awards) should generally be close to the median of the market. Targeted pay should deviate from the median, however, based on a variety of factors, including company performance and individual qualifications and performance.

•	Team-Based Pay

•	Relative internal pay equity should be maintained, in keeping with the company’s commitment to a work environment that promotes respect and teamwork.

III.  Market Comparison Data

To ensure the competitiveness of our executive pay packages, the Compensation Committee considers market comparisons provided by Watson Wyatt to establish base salary ranges and the level of incentive awards. The data are generally derived from utility industry compensation surveys and studies of the compensation practices of a peer group of utility companies.

Watson Wyatt relied on the following surveys in developing its market comparisons for 2008 executive compensation:

•	The 2007 Towers Perrin Energy Services Executive Survey;

•	The 2007/2008 Watson Wyatt Data Services Top Management Survey; and

•	The 2007/2008 Mercer Energy Compensation Survey.

For its 2008 compensation decisions, the Compensation Committee selected the following 15 companies as our peer group:

• Alliant Energy Corporation	• OGE Energy Corp.
• Avista Corp.	• Pinnacle West Capital Corporation
• Black Hills Corporation	• Puget Energy, Inc.
• Cleco Corporation	• Sierra Pacific Resources
• DPL Inc.	• Unisource Energy Corporation
• Great Plains Energy Inc.	• Westar Energy Inc.
• Idacorp, Inc.	• Wisconsin Energy Corporation
• Northwest Natural Gas Company

The only change to the peer group for 2008 was the addition of Northwest Natural Gas Company. We included Northwest Natural because its geographical proximity makes it a potential competitor for executive talent. We selected the other members of the peer group because we believe they represent the best overall match with the company based on the following criteria:

•	Business Mix. Our peer companies should be vertically integrated utilities, which have minimal non-regulated business activities and a comparable energy generation mix.

•	Market Capitalization. Our peer companies should be in the small to mid cap range (between $1 and $5 billion).

•	Customer Mix. Our peer companies should have a balanced retail, commercial and industrial mix, and balanced growth expectations.

•	Regulatory Environment. Our peer companies should have a comparable allowed return on equity, retail competition primarily limited to large volume non-residential energy users and a history of recovery on regulatory assets, fuel and power costs, and deferred costs.

•	Capital Structure. Our peer companies should have, on average, investment grade ratings, moderate leverage (less than 60% debt to total capitalization ratio), and no significant liquidity concerns.

IV.	Components of Executive Pay

Our 2008 executive pay packages included the following components:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity incentive awards; and

•	Other standard benefits, including retirement benefits, health and welfare benefits and certain perquisites.

Each of these components contributes to the competitiveness of our pay packages, enabling the company to attract and retain qualified executives. Incentive awards are structured to further align executives’ interests with important stakeholder interests.

Base salaries, incentive awards and certain perquisites are established annually, while other elements of compensation are generally paid pursuant to written plans. As a general rule, we do not enter into employment agreements with our executives. On May 6, 2008, however, the company entered into an agreement with Mr. Quennoz, Vice President, Nuclear and Power Supply/Generation. The agreement provides, among other things, that the company will continue to employ Mr. Quennoz through March 31, 2013, subject to the company’s right to terminate his employment for cause at any time. The agreement does not guarantee that Mr. Quennoz will be employed in his current position or at his current rate of pay, but does provide that his annual base salary will not be below the base salary range for an EX-17 General Manager. As of March 1, 2009 the annual base salary range for an EX-17 General Manager was $116,486 to $174,730. We entered into the agreement to help ensure that we will continue to receive the benefit of Mr. Quennoz’s knowledge and experience through the completion of the decommissioning of our Trojan Nuclear Plant.

Each component of our executive pay program is described in greater detail below.

A.  Base Salaries.

1. Overview.  We pay base salaries to provide management with a fixed amount of compensation at levels needed to attract and retain qualified executives. We base our salary decisions on market comparisons, our executives’ experience, qualifications, performance and ability to contribute to the company’s financial and operational success, and considerations of internal pay equity.

2. 2008 Increases in Base Salary.  The Compensation Committee approved two increases in the base salaries of the named executive officers that went into effect in 2008: a one-time increase ranging from $11,500 to $15,900, effective January 1, 2008, and an additional increase of approximately 5% to 8%, effective May 1, 2008. The first increase was to offset the effect of the committee’s termination of several of the Company’s perquisite plans. These plans provided for reimbursement of certain vehicle expenses and financial planning and health expenses. The second increase was an annual adjustment based on market comparisons and the company’s financial condition and strong performance in 2007.

As shown in the table below, the 2008 base salaries were generally close to the median, based on data provided by Watson Wyatt.

	2007 Base	2008 Base	1/1/2008 Base	2008 Base		5/1/2008 Base
	Salary	Salary	Salary as a % of	Salary		Salary as a % of
	(Effective	(Effective	Estimated	(effective		Estimated Market
Name	5/1/2007)	1/1/2008)	Market Median	5/1/2008)		Median

Peggy Y. Fowler	$628,308	$644,208	91%	$675,000		96%
James J. Piro	329,616	343,524	102%	370,997	*	110%
Stephen M. Quennoz	219,192	230,700	91%	242,227		96%
Stephen R. Hawke	219,192	230,700	82%	242,227		86%
Arleen N. Barnett	219,192	230,700	82%	242,227		86%

*	Mr. Piro’s base salary was increased to $550,008 effective January 1, 2009, the date of his appointment as President and Co-Chief Executive.

We set the base salary and other pay elements for Ms. Barnett and Messrs. Hawke and Quennoz at the same levels because the functions they serve are generally of equal significance to the success of the company.

B.  Annual Cash Incentive Awards.

1. Overview.  We regard annual cash incentive awards as an effective means of encouraging executives to advance stakeholder interests because they create a direct link between executive pay and annual company performance in key financial, strategic and operational areas. Annual cash incentive awards are also consistent with market practices and therefore contribute to the competitiveness of our executive pay packages.

We grant annual cash incentive awards to our executives under our 2008 Annual Cash Incentive Master Plan for Executive Officers (“2008 Annual Cash Incentive Plan”). The plan authorizes the Compensation Committee to make cash incentive awards to executive officers for the achievement of individual, department or corporate goals. Each year the Compensation Committee establishes performance goals and a formula for calculating awards. In the first quarter of the next year the committee determines the amount of the awards by comparing actual performance against the goals. Under the terms of the plan, the committee may exclude the impact of non-recurring, unusual events in determining the attainment of performance goals. The committee is generally required to exclude the impact of such events in the case of awards that are intended to qualify for the exemption for “performance-based compensation” under Internal Revenue Code section 162(m) (“162(m) awards”), although the plan permits the committee to exercise its discretion to adjust awards downward, even in the case of 162(m) awards. See below under the heading “— Tax Considerations” for a discussion of Internal Revenue Code section 162(m).

2. Changes to Annual Cash Incentive Program for Executives.  In 2008 the Compensation Committee modified the cash incentive award program for executives to simplify it and improve its alignment with key stakeholder interests. For 2007, awards made to the executive officers were based on net income results and five corporate goals: high customer value; electric service power quality and reliability; reliable, reasonably priced power supply; engaged valued workforce; and active corporate responsibility. For 2008, executive awards were based solely on corporate goals in four areas: net income, generation plant availability, customer satisfaction, and electric service power quality and reliability.

As in previous years, the 2008 awards were a function of quantifiable and objectively measurable performance goals. The Compensation Committee believes this is an important means of ensuring consistency in administration and accountability. The 2008 officer awards were based on a single set of performance goals, which we believe fosters a team approach and ensures that incentives for all executives are closely aligned with the primary objectives of the company.

More detailed information about the 2008 executive cash incentive program is provided below.

3. 2008 Annual Cash Incentive Program.  Under the program approved by the committee, each officer’s award for 2008 was calculated by multiplying a “target award” by a “performance percentage” ranging from 0 to 200%.

i. Target Awards.  The target awards of the named executive officers ranged from 50% to 80% of their 2008 base salaries. This reflects a 5% increase over the prior year’s target awards for each of the officers. The target amounts were increased to better align with market data provided by Watson Wyatt. The target awards of our CEO and CFO were higher as a percentage of base salary, in keeping with our belief that greater responsibility should be accompanied by a greater share of the risks and rewards of company performance.

ii. Performance Goals.  The four company performance goals used to calculate the 2008 awards — net income, generation plant availability, customer satisfaction, and electric service power quality and reliability — were selected because they represent the principal interests of our key stakeholders: our customers, shareholders and the community. They also represent business objectives that are fundamental to a well-run utility. The measures used to calculate the company’s performance relative to these goals and the primary rationale for selecting them are described below.

•	Net Income — measured by actual net income relative to budgeted net income, as established by our Board of Directors. This goal represents a key indicator of performance for our shareholders.

•	Generation Plant Availability — measured by total number of hours in the year, less scheduled outage hours and forced outage hours of our generation plants, divided by the total number of hours in the year. This goal represents a key component of operational success and a significant determinant of price, and is important to both our shareholders and our customers.

•	Customer Satisfaction — measured by the company’s percentile rating relative to other utility companies, based on residential, general business and key customer satisfaction surveys. This goal represents the interests of our customers.

•	Electric Service Power Quality and Reliability — measured by three service reliability indexes — SAIDI (System Average Interruption Duration Index), SAIFI (System Average Interruption Frequency Index) and MAIFI (Momentary Average Interruption Frequency Index). This goal represents a key measurement of our distribution system’s reliability.

In establishing threshold, target and maximum levels — both for our annual cash award program and for our long-term incentive award program — we are guided by the following principles:

•	Threshold Performance — Threshold performance should constitute reasonable performance, recognizing that some factors are not completely within our control, and that employees should be encouraged to strive toward higher levels of performance, even in the face of adverse conditions.

•	Target Performance — Target performance should constitute good performance, which requires an appropriate level of “stretch” to achieve.

•	Maximum Performance — Maximum performance should be reserved for performance that is extremely difficult to achieve and is usually only attained as a result of extraordinary effort or circumstances.

For details regarding the threshold, target and maximum performance levels and the calculation of annual cash incentive awards, see “Executive Compensation Tables — 2008 Grants of Plan-Based Awards” below.

To determine awards under the award formula, results for the net income and generation plant availability goals were each weighted 30%, while results for the customer satisfaction and electric service power quality and reliability goals were each weighted 20%. In addition, net income results had to be at least 70% of budgeted net income in order for participants to earn any payout under the 2008 cash incentive program. We assigned greater weight to net income and generation plant availability results because of their more direct relation to shareholder interests.

iii. Determination of Award Amounts.  After considering results relative to the four corporate performance goals, the Compensation Committee approved cash incentive awards for the executive officers that were 137.3% of their target awards. Under the terms of the 2008 Annual Cash Incentive Plan, performance results for awards that are intended to qualify as performance-based compensation under Internal Revenue Code section 162(m) are adjusted upward or downward to offset the effect of extraordinary, non-recurring items. Accordingly, the initial calculation of performance results did not reflect the impact of the Oregon Public Utility Commission (“OPUC”) order in the proceedings relating to the company’s recovery of its investment in the Trojan nuclear plant (the “Trojan Proceedings”), which resulted in a $28.4 million decrease in net income for 2008. In accordance with regulations under section 162(m), however, the plan permits the Compensation Committee to make discretionary downward adjustments in determining awards. In light of current economic conditions, the committee exercised its discretion to adjust the initial net income results downward by $28.4 million to include the impact of the OPUC order in the Trojan Proceedings. For details regarding the Trojan Proceedings, see “Item 3 — Legal Proceedings” and Note 18, Contingencies, in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

The overall performance results, adjusted by the Compensation Committee to include the impact of the OPUC order in the Trojan Proceedings, are expressed as a percentage of the target for each goal and weighted as set forth below. These weighted results were added together to produce the performance percentage.

		Performance
		Results
		as Percentage	Weighted
Goals and Measures	Weighting	of Target	of Result

Net Income (Percentage of Budget)	30%	77.5%	0.0%*
Generation Plant Availability (Percentage of Total Availability)	30%	199.3%	59.8%
Overall Customer Satisfaction Rating (Percentile of Peer Group)	20%	187.5%	37.5%
Electric Service Power Quality & Reliability	20%	200.0%	40.0%
Performance Percentage			137.3%

*	The net income result was below threshold (80% of target), resulting in a weighted result of 0.0%.

Based on the performance percentage of 137.3%, the committee approved the following annual cash awards for 2008:

Name	Annual Cash Awards

Peggy Y. Fowler	$728,009
James J. Piro	271,944
Stephen M. Quennoz	162,994
Stephen R. Hawke	162,994
Arleen N. Barnett	162,994

Excluding the impact of the order in the Trojan Proceedings would have resulted in a performance percentage of 177.2%, and awards for the named executive officers ranging from $939,573 to $210,361.

For additional details regarding the calculation of the 2008 awards, see below under the heading “Executive Compensation Tables — 2008 Grants of Plan-Based Awards.”

C.  Long-Term Equity Awards.

1. Overview.  We believe that the interests of executives and key employees should be aligned with those of shareholders through the risks and rewards of company stock ownership. We seek to accomplish this goal through awards under our 2006 Stock Incentive Plan. The Compensation Committee is authorized under the plan to grant stock-based awards to directors, officers and other employees. The Compensation Committee may determine the amount and type of awards, up to certain maximum amounts described in the plan.

In 2008, the committee made grants of restricted stock units (“RSUs”) with performance-based vesting conditions to each of the executive officers and certain key employees. These RSUs give the grantee the right to receive shares of company common stock at no cost, provided that certain performance goals are met and the grantee remains employed by the company throughout the performance period. Grantees whose employment is terminated due to retirement, death or disability are eligible to receive a portion of their award, prorated according to the percentage of the performance period that the grantee was employed. The performance period for the 2008 awards is three years. The number of shares that the holder of the RSUs receives depends on how well the company performs relative to the performance goals in each of the three years.

We chose to award RSUs with performance-based vesting conditions (“performance RSUs”), rather than other forms of stock-based compensation, because we believe that on the whole, they are the best means of advancing several of the objectives of our compensation program:

•	Creation of Performance Incentives. Performance RSUs create incentives to achieve key company goals, thereby furthering the alignment between the interests of officers and shareholders.

•	Retention. RSUs further the goal of retention, because the receipt of an award requires continued employment by the company.

•	Cost-Effectiveness. RSUs are relatively easy to administer and are simpler from an accounting standpoint.

•	Alignment With Shareholders. RSUs create a focus on total shareholder return because the value of the award is based on the value of the underlying common stock.

In 2008, we modified our RSU awards for both executives and key employees. The 2007 awards were based on four corporate performance goals: net income, generation plant availability, electric service power quality and reliability, and customer satisfaction. While we continue to regard these as important measures of corporate performance, we believe we can achieve greater alignment with long-term shareholder interests by basing awards on two corporate performance measures: return on equity (as a percentage of allowed return on equity) and regulated asset base growth (relative to internal projections established by the Board of Directors).

The 2008 awards are described in greater detail below.

2. 2008 Long-Term Incentive Awards.

i. Award Formula.  To determine each officer’s award at the end of the three-year performance period, the Compensation Committee will use the following formula:

Number of Shares Received = Number of RSUs Granted x Performance Percentage

The Performance Percentage is a percentage between 0 and 150%, which will be based on results over the three-year performance period. See “Executive Compensation Tables — 2008 Grants of Plan-Based Awards” for details.

ii. Number of RSUs Granted.  Each executive was granted a number of RSUs calculated by multiplying his or her 2008 base salary by a specified percentage and dividing the result by the closing price of the company’s common stock on the grant date:

# of RSUs Granted	=	(2008 Base Salary) (Percentage of Base Salary) Grant Date Common Stock Price

The table below shows the percentages used to calculate the awards and the number of RSUs granted to the named executive officers. These same percentages were used for the awards of performance RSUs made in 2007. The table also shows the estimated value of the awards on the grant date (assuming that the company will perform at target levels over the performance period and using the closing price of the company’s common stock on the grant date):

	Percentage of
	Base Salary
	Used to
	Determine # of	Number of	Grant Date
Name	RSUs Granted	RSUs Granted	Value of Awards

Peggy Y. Fowler	100%	29,867	$675,000
James J. Piro	50%	8,207	185,499
Stephen M. Quennoz	43%	4,608	104,158
Stephen R. Hawke	43%	4,608	104,158
Arleen N. Barnett	43%	4,608	104,158

The awards are below the median of the utility market, based on survey data provided by Watson Wyatt. As in prior years, the committee set Ms. Fowler’s award more significantly below the median, based on considerations of internal pay equity.

iii. Performance Percentage.  In choosing performance goals for the 2008 awards we sought to identify measures that would best align with our shareholders’ interests, while avoiding complexities of accounting treatment and measurement associated with many commonly-used performance measures. The performance goals, the measures used to calculate the company’s performance relative to these goals and the primary rationale for selecting them, are described below.

•	Return on Equity

—	Measured by: The average of each of three consecutive year’s Accounting ROE as a percentage of Allowed ROE. “Accounting ROE” is defined as annual net income, as shown on the company’s income statement, divided by the book value of shareholders’ equity, as shown on the balance sheet. “Allowed ROE” is the return on equity that the Oregon Public Utility Commission (“OPUC”) permits the company to include in the rates it charges its customers. Allowed ROE is currently 10.0%, which reflects the Allowed ROE of 10.1% approved by the OPUC in the Company’s 2009 general rate case and an annual ROE refund established in February 2009 in connection with the OPUC’s approval of a new decoupling mechanism.

—	Rationale: Allowed ROE measures how successful the company is at generating profits from every dollar invested by its shareholders. Because the company’s ROE on its investment is capped by the OPUC and could fluctuate based on OPUC rate case orders, we believe the appropriate long-term measure of our ability to generate earnings on shareholder investments is Accounting ROE as a percentage of Allowed ROE.

•	Asset Base Growth

—	Measured By: Growth in asset base for a three-year period measured against a projected asset base growth target for the same period, as established by the Board of Directors.

—	Rationale: Asset base growth provides a measure of the amount the company invests in its base business, which allows for greater growth in net income to shareholders.

For details regarding the threshold, target and maximum performance levels assigned for the long-term performance goals, see “Executive Compensation Tables — 2008 Grants of Plan-Based Awards” below.

3. Determination of 2006 Long-Term Incentive Awards.  On February 19, 2009, the Compensation Committee met to determine the number of shares that vested under the performance RSUs granted to the company’s executive officers and other key employees in 2006. The number of RSUs that vested was a function of company performance over a three-year period in four areas: net income relative to budgeted net income, generation plant availability, customer satisfaction and electric service power quality and reliability. The measures of company performance in these areas were objective. Because these awards were granted at a time when the company was not subject to the limitations of Internal Revenue Code section 162(m), the committee did not intend that the awards constitute “performance-based compensation” for purposes of section 162(m). Accordingly, the committee was not required under the 2006 Stock Incentive Plan to adjust for unusual, non-recurring events in determining the attainment of performance goals. (See below under the heading “— Tax Considerations” for a discussion of Internal Revenue Code Section 162(m).) Rather, in granting the awards the committee retained the right to adjust the awards upward or downward in its discretion.

The following discretionary adjustments to 2006 performance results — specifically, net income results — were made in determining the 2006 long-term incentive awards:

Adjustment	Explanation

Accounting net income adjusted upward by $17 million	Offset for customer refund of amounts paid to Enron for taxes payable for the first quarter of 2006, when the company was still included in Enron Corp.’s consolidated group for filing federal and state income tax returns, as required by OPUC rules under Oregon Senate Bill 408.
Accounting net income adjusted upward by $2.8 million	Offset for OPUC’s disallowance of a portion of the company’s debt expense, on the grounds that the expense was higher due to the effects of Enron Corp.’s former ownership of the company.

The table below shows the performance results, including these adjustments, for the three-year performance period ended December 31, 2008:

		Performance
		Result as
		Percentage
Goals and Measures	Weighting	of Target	Weighted Result

Net Income (Percentage of Budget)	30%	130.9%	39.3%
Generation Plant Availability (Percentage of Total Availability)	30%	133.9%	40.1%
Customer Satisfaction (Percentile of Peer Group)	20%	150.0%	30.0%
Electric Service Power Quality & Reliability	20%	100.0%	20.0%
Total			129.4%

Based on these results, 129.4% of the performance RSUs vested, resulting in the award values set forth below, based on the closing price of the company’s common stock on February 19, 2009, the vesting date.

Vesting Date Value of
Name	2006 Long-Term Incentive Awards

Peggy Y. Fowler	$619,502
James J. Piro	162,504
Stephen M. Quennoz	93,406
Stephen R. Hawke	93,406
Arleen N. Barnett	93,406

The terms of the 2006 long-term incentive awards are described more fully in the company’s 2007 proxy statement under the heading “— 2006 Grants of Plan-Based Awards.”

D.  Other Benefits.

1. Overview.  We provide retirement benefits, health and welfare benefits and other standard benefits to all of our executives. Our primary reason for providing these benefits is that they enable us to be competitive in attracting and retaining highly qualified executives. In the sections below we provide a brief description of these benefits as well as further explanation of our reasons for providing them.

2. Pension Plan.  Eligible employees, including all of the named executive officers, participate in the company’s pension plan. (Non-union employees hired on or after February 1, 2009 and union employees hired on or after January 1, 1999 do not participate in the plan, but instead are eligible to receive enhanced company contributions to their 401(k) accounts.) Benefits for both executive and non-executive employees are based upon the employee’s years of service and the employee’s Final Average Earnings (defined as the highest 60 consecutive monthly earnings during the last 120 months of employment). See the section below entitled “Executive Compensation Tables — 2008 Pension Benefits” for additional details regarding benefits available under the pension plan.

3. 401(k) Plan.  All named executive officers participate in the company’s 401(k) Plan, which is a broad-based retirement plan to which eligible employees may contribute. Matching contributions for eligible non-union employees (those hired before February 1, 2009 — including all of our named executive officers) equal the lesser of 100% of employee contributions or 6% of base pay, subject to limitations under Section 401(a)(17) of the Internal Revenue Code (which caps annual compensation for purposes of calculating company matching contributions at $230,000 for 2008). Employees hired on or after February 1, 2009 receive enhanced company contributions — an automatic company contribution of 5% of base play, as well as a matching contribution of 5% of base pay — in lieu of participating in the company’s pension plan. Information regarding 401(k) matching contributions paid to the named executive officers in 2008 appears in the 2008 Summary Compensation Table under “All Other Compensation.”

4. SERP.  The Portland General Electric Company Supplemental Executive Retirement Plan (“SERP”) is a benefit plan that was designed to provide retirement income for executive officers in addition to the income provided under the company’s pension plan. The company originally adopted the SERP in 1983, at a time when plans of this kind were standard elements of executive pay packages. Our reasons for adopting the SERP were to provide key executives with competitive retirement benefits and to protect against reductions in retirement benefits due to tax law limitations on qualified plans. By action of the Board of Directors, the SERP was closed to new participants in 1997. In 2008 Ms. Fowler was the only active employee to participate in the plan. Additional information regarding the terms of the SERP and the compensation payable under the SERP appears below in the section entitled “Executive Compensation Tables — 2008 Pension Benefits” and “Executive Compensation Tables — Termination and Change in Control Benefits.”

5. Deferred Compensation Plans.  We maintain the 2005 Management Deferred Compensation Plan (“2005 MDCP”), under which executives and other highly paid employees can defer a portion of their compensation on a pre-tax basis, receive a company matching contribution and earn a guaranteed rate of interest on their account balances until the date of distribution. A number of our executives and other highly paid employees also have account balances under a prior deferred compensation plan (the “1986 MDCP”). Under the 2005 MDCP, participants may elect to defer to later years the payment of up to 80% of their base salary, 100% of their cash incentive compensation and the value of up to 120 hours of cancelled paid time off. Participants also receive a match from the company of 3% of base pay deferred. See the section below entitled “Executive Compensation Tables — Nonqualified Deferred Compensation” for additional information regarding the 2005 MDCP and 1986 MDCP. Above-market earnings on the named executive officers’ balances under both plans are included in amounts under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

6. Severance Benefits.  We sponsor severance benefit plans for both executives and non-executive employees. Under the plans, benefits are paid to eligible employees whose employment is terminated as a result of corporate, departmental, or work group reorganization or similar business circumstances. Under both the executive and non-executive pay plans, employees are eligible to receive up to 52 weeks of base pay, depending on length of service. The purpose of the plans is to provide reasonable severance benefits to employees in light of the fact that employees may have difficulty finding comparable employment quickly following termination of their employment. See the section below entitled “Executive Compensation Tables — Termination and Change in Control Benefits.”

7. Outplacement Assistance.  We maintain a broad-based plan to cover the cost of outplacement assistance for employees who lose their jobs as a result of corporate, departmental or work group reorganization, including the elimination of a position, or similar business circumstances. See the section below entitled “Executive Compensation Tables — Termination and Change in Control Benefits” for further details.

8. Active Employee Health and Welfare Benefits.  Active employee health and welfare benefits such as medical, dental, life insurance and disability coverage are available to the named executive officers and their eligible dependants through the Portland General Electric Company Health and Welfare Plan for Active Employees. Under the plan, eligible employees (generally all non-temporary non-union employees who are regularly scheduled to work at least 20 hours per week), can participate in a variety of company-sponsored programs, including medical, dental and vision coverage; life insurance; accident insurance; long-term disability insurance; a health flexible spending arrangement; an employee assistance program; a pre-paid legal services program; and (as described above) severance programs. The cost of these programs (not including the employee assistance program and severance programs) is shared by participating employees and the company. Employees are allocated a number of “flexdollars” based on their medical coverage selections and employment status (full-time, reduced-hour or part-time), which they may apply to eligible programs, with other costs being covered through before-tax or after-tax employee contributions. Coverage levels under the various programs are comparable to benefits provided by other large companies and are made available on a company-wide basis to all eligible employees regardless of pay levels.

9. Post-Retirement Health and Welfare Benefits.  Health and welfare benefits are available to eligible retirees, including the named executive officers, under the Portland General Electric Company Health and Welfare Plan for Inactive Employees. Under the plan, retirees and surviving spouses of active and retired employees can participate in company-sponsored medical and dental plans. Participating employees and the company share the cost of this coverage, with the monthly company contributions ranging from $80 to $200 for an employee and his or her spouse, depending on the age and years of service of the employee and spouse. Company contributions for employee-only coverage ranges from $40 to $100 per month. The company also maintains a Health Reimbursement Arrangement, or HRA, for both union and non-union employees. Under the non-union HRA, we credit company contributions and earnings to eligible employees’ HRA accounts in amounts determined by the Board of Directors. Upon retirement, amounts in the employee’s HRA account may be used to pay for eligible medical expenses that are not covered by a medical plan or reimbursed through a Health Savings Account. In the event of the employee’s death, the employee’s surviving spouse and eligible dependents may continue drawing on the HRA account until it is depleted. For 2008, $357.40 was credited to each named executive officer’s account, and 5.3% in earnings was credited to their outstanding balances. Non-union employees, including the named executive officers, are also eligible to receive life insurance coverage equal to the greater of 10% of base pay or $5,000 at no cost, and are eligible to purchase additional life insurance coverage through a company-sponsored group life insurance plan.

10. Paid Time Off.  We provide vacation and other paid holidays to all employees, including the named executive officers. These benefits are comparable to those provided at other large public companies. Executive officers receive two weeks’ annual vacation allowance in addition to amounts provided to other salaried employees. We believe that this policy helps further executives’ health, productivity and effectiveness. The benefit may also be exchanged for a cash payment or deferred under our deferred compensation plan for management. Any amounts received by the named executive officers in lieu of paid time off are included in the Summary Compensation Table under “Salary.”

11. Perquisites.  Certain members of the management team are reimbursed for the cost of their business or golf club membership dues. The Compensation Committee approves these reimbursements on a case-by-case basis, based on whether the committee believes that the executive’s membership in the club serves a legitimate business need of the company. In addition, all of the executive officers receive parking free of charge at our company headquarters. The value of these benefits is included in the Summary Compensation Table under “All Other Compensation.”

V.	Equity Grant Practices

Under the terms of our 2006 Stock Incentive Plan, the Compensation Committee is responsible for all grants of equity awards. However, it has the ability to delegate its authority to make equity grants under the plan, and in January 2009 the committee delegated authority to the company’s Chief Executive Officer to make grants of RSUs with time-based vesting conditions to key employees who work on the company’s Trading Floor, up to an aggregate value to be established by the committee annually. The Compensation Committee has not delegated its authority to make equity awards to the company’s executives and is solely responsible for determining the size and frequency of all such equity awards.

We expect that we will continue to grant performance RSUs to executive officers and other key employees each year. We also expect to make annual grants of restricted stock units with time-based vesting conditions to the company’s directors. In addition, discretionary equity awards may be made from time to time to select employees for attraction and retention purposes, including Trading Floor employees. The company’s average annual “burn rate” (the total number of all equity award shares granted during the fiscal year divided by the total shares outstanding at the end of the fiscal year) was 0.45% from fiscal 2006 through fiscal 2008.

The committee has not adopted a formal policy governing the timing of equity awards. However, we have generally made awards to officers and directors at Compensation Committee meetings scheduled to occur shortly after the issuance of a quarterly earnings release, and we expect to continue this practice. We intend to make director awards on or around the date of the company’s annual meeting of shareholders and to make officer awards during the first quarter of the year.

VI.  Tax Considerations

1. Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the compensation that a publicly held corporation may deduct with respect to its CEO and its three next most highly paid executive officers other than the CFO. There are, however, certain exceptions to this limitation. Under one exception, compensation that is paid under a plan that was in place at the time a company becomes publicly held is not subject to the limit for a specified period. We became a public company in 2006 following our separation from Enron Corp. and our incentive awards granted in 2006 and 2007 qualified for this exception. Beginning with our 2008 incentive awards, we have attempted to structure our awards to executives so that they qualify for an exemption under 162(m) for certain “performance-based compensation.” Regulations under Internal Revenue Code section 162(m) provide, among other things, that awards will be considered exempt performance-based compensation only if: (i) the awards are payable solely on account of performance goals having been satisfied; (ii) the method of computing the amount payable upon satisfaction of the performance goals is stated in an objective formula; and (iii) the objective formula precludes discretion to increase the amount payable upon satisfaction of the goal, although discretion to adjust awards downward is permitted.

Notwithstanding our general policy, we believe that the long-term incentive awards granted to our named executive officers in 2008 do not qualify as performance-based compensation under section 162(m). In January 2009 it came to our attention that due to a clerical error, the materials documenting the awards granted in February 2008 contained incorrect measures for the asset base growth performance goal, which did not conform to the Committee’s intention to establish threshold, target and maximum levels of performance at specified percentages of projected asset base growth. On January 26, 2009 the committee modified the awards to ensure that the documentation properly reflected the committee’s intentions. We believe that due to this modification, the 2008 long-term incentive awards fail to comply with regulations regarding performance-based compensation under section 162(m). These regulations require that performance goals be established no later than 90 days following the commencement of the performance period to which the goals relate.

2. Internal Revenue Code Section 409A Compliance.  In December 2008 the company adopted amendments to various company-sponsored non-qualified deferred compensation plans and agreements, including the following plans: the Portland General Electric Company Supplemental Executive Retirement Plan (the “SERP”), the Portland General Electric Company 2005 Management Deferred Compensation Plan, the Outside Directors’ Deferred Compensation Plan, and the Severance Plan for Executive Employees the

(collectively, the “Plans”). The principal reason for the changes to the Plans was to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. Section 409A generally applies to nonqualified plans that provide for payment of compensation in a taxable year later than the taxable year in which the recipient earns a right to the compensation. Section 409A imposes new requirements with respect to the timing of deferral elections, payment elections and payments, among other things. None of the changes made to the Plans affected the amount of benefits to which the named executive officers are entitled under the Plans. Some of the changes are described below in the Executive Compensation Tables section of this proxy statement.

Executive Compensation Tables

I.	2008 Summary Compensation Table

The table below shows the compensation that the company’s named executive officers (the CEO, CFO and three most highly compensated officers other than the CEO and CFO) earned during the years ended December 31, 2006, 2007 and 2008. Information about director compensation is included under the heading “Non-Employee Director Compensation” on pages 11 to 12.

2008 Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation
			Stock Awards	Compensation	Earnings	All Other
Name and Principal Position	Year	Salary(1)	(2)	(3)	(4)	Compensation(5)	Total

Peggy Y. Fowler,	2008	$664,736	$907,611	$728,009	$2,189,936	$32,690	$4,522,982
Chief Executive Officer and President	2007	622,208	682,110	913,478	510,220	42,453	2,770,468
	2006	537,340	172,833	483,355	979,735	345,619	2,518,882
James J. Piro,	2008	370,194	240,547	271,944	35,172	24,768	942,625
Executive Vice President, Finance, Chief Financial Officer and Treasurer	2007	333,949	178,914	319,479	—	35,953	868,295
	2006	301,461	45,333	213,430	70,669	34,385	665,278
Stephen M. Quennoz,	2008	252,141	137,578	162,994	55,400	14,270	622,383
Vice President, Nuclear and Power Supply/Generation(6)	2007	229,587	102,875	191,206	20,139	21,833	565,640
Stephen R. Hawke,	2008	238,388	137,578	162,994	53,733	15,804	608,497
Senior Vice President, Customer Service and Delivery	2007	217,064	102,875	191,206	—	24,472	535,617
	2006	209,072	26,067	137,429	67,621	23,175	463,364
Arleen N. Barnett	2008	243,889	137,578	162,994	38,126	16,894	599,481
Vice President, Administration	2007	222,073	102,875	191,206	—	25,194	541,348
	2006	211,973	26,067	136,913	71,610	23,407	469,970

(1)	Amounts in the Salary column include base salary earned and, where applicable, the value of the paid time off deferred under the company’s 2005 Management Deferred Compensation Plan. The amounts in the Salary column reflect salary increases that went into effect on May 1 of 2006 and 2007, and on January 1 and May 1 of 2008.

(2)	The Stock Awards column shows the amount recognized in our financial statements for fiscal years 2006, 2007 and 2008 with respect to awards of restricted stock units with performance-based vesting conditions (“performance RSUs”) and restricted stock units with time-based vesting conditions (“time-vested RSUs”).

Performance RSUs with three-year performance periods were granted to each of the named executive officers in 2006, 2007 and 2008. The amounts recognized with respect to performance RSUs were as follows:

		Amount
Name	Year	Recognized

Peggy Y. Fowler	2008	$805,944
	2007	580,443
	2006	122,000
James J. Piro	2008	213,881
	2007	152,247
	2006	32,000
Stephen M. Quennoz	2008	122,245
	2007	87,542
Stephen R. Hawke	2008	122,245
	2007	87,542
	2006	18,400
Arleen N. Barnett	2008	122,245
	2007	87,542
	2006	18,400

The amounts recognized with respect to performance RSUs awarded in 2006 reflect performance results that would allow the vesting of 128.2% of the RSUs awarded. This performance percentage differs from the actual performance percentage of 129.4% determined by the Compensation Committee, as reported in the Compensation Discussion and Analysis section above. However, this difference was deemed not material for accounting purposes and accordingly we did not reopen the Company’s books to adjust the amounts expensed following the Compensation Committee’s determination on February 19, 2009. The amounts recognized with respect to performance RSUs awarded in 2007 and 2008 assume performance results that would allow the vesting of 130.9% and 100.0% of RSUs awarded for 2007 and 2008, respectively. Amounts recognized with respect to performance RSUs also assume that the named executive officers will continue in the employment of the company throughout the performance period. See “Note 5 — Stock Based Compensation” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2006 and December 31, 2007 and “Note 13 — Stock-Based Compensation Expense” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of certain assumptions underlying our determination of these amounts.

Time-vested RSUs were awarded to each of the named executive officers in 2006. The amounts recognized with respect to time-vested RSUs in 2006, 2007 and 2008 were as follows:

		Amount
Name	Year	Recognized

Peggy Y. Fowler	2008	$101,667
	2007	101,667
	2006	50,833
James J. Piro	2008	26,667
	2007	26,667
	2006	13,333
Stephen M. Quennoz	2008	15,333
	2007	15,333
Stephen R. Hawke	2008	15,333
	2007	15,333
	2006	7,667
Arleen N. Barnett	2008	15,333
	2007	15,333
	2006	7,667

The 2008 awards are discussed in greater detail below in the section entitled “— 2008 Grants of Plan-Based Awards.”

(3)	Amounts shown in the Non-Equity Incentive Plan Compensation column represent cash awards under the company’s 2008 Annual Cash Incentive Master Plan for Executive Officers (“2008 Annual Cash Incentive Plan”) and, in the case of the 2006 and 2007 amounts, the company’s 2006 Annual Cash Incentive Master Plan. The terms of the 2008 awards are discussed below in the section entitled “— 2008 Grants of Plan-Based Awards.”

(4)	Amounts shown in this column include the increase or decrease in the actuarial present value of the named executive officers’ accumulated benefits under the company’s pension plan, above-market interest in the 2005 MDCP and, in the case of Ms. Fowler, the company’s SERP, in 2006, 2007 and 2008. Also included are increases or decreases in deferred compensation account balances arising from the pension plan benefit restoration feature of the 1986 MDCP and 2005 MDCP. This feature is explained below in the section entitled “— 2008 Pension Benefits — Restoration of Pension Plan Benefits under Management Deferred Compensation Plans.” These amounts are shown below:

			Increase or Decrease in
Name	Year	Plan	Actuarial Present Value

Peggy Y. Fowler	2008	SERP	$2,163,492
	2008	Pension Plan	26,444
	2008	2005 MDCP	—
	2007	SERP	532,897
	2007	Pension Plan	(22,677)
	2007	2005 MDCP	—
	2006	SERP	905,548
	2006	Pension Plan	74,187
	2006	2005 MDCP	—
James J. Piro	2008	Pension Plan	39,487
	2008	2005 MDCP	(5,359)
	2007	Pension Plan	5,341
	2007	2005 MDCP	(12,702)
	2006	Pension Plan	76,248
	2006	2005 MDCP	(6,640)
Stephen M. Quennoz	2008	Pension Plan	43,122
	2008	2005 MDCP	9,531
	2007	Pension Plan	17,070
	2007	2005 MDCP	3,069
Stephen R. Hawke	2008	Pension Plan	46,636
	2008	2005 MDCP	6,994
	2007	Pension Plan	5,364
	2007	2005 MDCP	(11,051)
	2006	Pension Plan	101,220
	2006	2005 MDCP	(34,394)
Arleen N. Barnett	2008	Pension Plan	37,339
	2008	2005 MCDP	787
	2007	Pension Plan	889
	2007	2005 MDCP	(3,825)
	2006	Pension Plan	64,491
	2006	2005 MCDP	6,853

For 2007, the amount shown in this column for Mr. Piro, Ms. Barnett and Mr. Hawke is 0, in accordance with applicable disclosure rules. As reflected in the figures above, however, the net effect of the amounts reflected in this column in 2007 were decreases of $7,361 for Mr. Piro, $2,936 for Ms. Barnett and $5,687 for Mr. Hawke.

Values for the pension plan assume a retirement age of 65. The increases in value for Ms. Fowler’s SERP account assume a retirement age of 55.4, 56.4, and 57.4, her age on December 31 of 2006, 2007 and

2008, respectively. See “Note 2 — Employee Benefits” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2006 and December 31, 2007 and “Note 10 — Employee Benefits” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for an explanation of additional assumptions made in calculating the increase in the value of benefits under the pension plan and the SERP.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation column for 2006, 2007 and 2008 include above-market interest (defined as above 120% of the long-term Applicable Federal Rate) on balances under the 1986 MDCP and the 2005 MDCP in the following amounts:

Name	Year	Amount

James J. Piro	2008	$4,470
	2007	1,978
	2006	1,062
Stephen M. Quennoz	2008	8,985
	2007	4,133
Stephen R. Hawke	2008	2,891
	2007	1,385
	2006	795
Arleen N. Barnett	2008	1,194
	2007	503
	2006	266

(5)	The figures in the All Other Compensation column include amounts paid for business and golf club memberships and parking at the company’s headquarters. None of the amounts paid for any perquisite or personal benefit to a named executive officer for 2008 exceeded the greater of $25,000 or 10% of the total amount of perquisites or personal benefits for that officer. The figures in the “All Other Compensation” column also include the value of dividend equivalent rights earned with respect to the named executive officers’ time restricted shares, company contributions under the 2005 MDCP and the following company contributions to the 401(k) Plan:

Name	Year	Amount

Peggy Y. Fowler	2008	$13,800
	2007	13,500
	2006	13,200
James J. Piro	2008	13,800
	2007	13,500
	2006	13,200
Stephen M. Quennoz	2008	10,091
	2007	9,214
Stephen R. Hawke	2008	11,396
	2007	11,962
	2006	11,362
Arleen N. Barnett	2008	12,832
	2007	10,406
	2006	10,013

(6)	Information regarding compensation earned by Mr. Quennoz in 2006 is not included because he was not one of the named executive officers (the CEO, CFO or one of the three most highly compensated officers other than the CEO and CFO) for 2006.

II.	2008 Grants of Plan-Based Awards

The following table shows information regarding plan-based awards made to the named executive officers in 2008.

2008 Grants of Plan-Based Awards

		Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)

Peggy Y. Fowler	02/20/2008	$265,116	$530,233	$1,060,446
	03/07/2008				14,934	29,867	44,800	$1,012,480
James J. Piro	02/20/2008	99,033	198,066	396,132
	03/07/2008				4,104	8,207	12,311	278,229
Stephen M. Quennoz	02/20/2008	59,357	118,714	237,428
	03/07/2008				2,304	4,608	6,912	156,211
Stephen R. Hawke	02/20/2008	59,357	118,714	237,428
	03/07/2008				2,304	4,608	6,912	156,211
Arleen N. Barnett	02/20/2008	59,357	118,714	237,428
	03/07/2008				2,304	4,608	6,912	156,211

(1)	These columns show the range of potential payouts for awards made to the named executive officers in 2008 under the company’s 2008 Annual Cash Incentive Plan. The amounts shown in the Threshold column reflect the minimum payouts, which are 50% of the target amounts shown in the Target column. The amounts shown in the Maximum column are 200% of the target amount. Additional details regarding these awards are provided below under the heading “— Non-Equity Incentive Plan Awards.”

(2)	These columns show estimated range of potential payouts for awards made in 2008 under the 2006 Stock Incentive Plan. The amounts shown in the Threshold column reflect the minimum number of restricted stock units that could vest, which is 50% of the target amount shown in the Target column. The number of restricted stock units shown in the Maximum column is equal to 150% of the target amount. See the section below entitled “— Equity Incentive Plan Awards” for additional details.

(3)	The grant-date fair value for the equity incentive plan awards assumes performance at maximum levels and a stock price of $22.60 (the closing price of the company’s common stock on March 7, 2008, the date of the grant). The grant-date fair values of the performance RSUs assume that the executive will continue in service throughout the vesting period. See “Note 13 — Stock Based Compensation Expense” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for additional details regarding these awards.

A.	Non-Equity Incentive Plan Awards.

The figures in the columns under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” show the range of potential payouts for awards made for 2008 under the 2008 Annual Cash Incentive Plan. Actual payouts were determined by the Compensation and Human Resources Committee in February 2009 and are disclosed in the 2008 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Each award is calculated by multiplying the officer’s target award by a “performance percentage” ranging from 0 to 200%, which is a function of the company’s performance relative to a common set of goals. The figures shown in the Threshold, Target and Maximum columns assume that, for each of the goals, the company achieved threshold, target and maximum levels of performance, respectively, as shown on the table in the section entitled “Performance Percentage” below.

Details regarding the named executive officers’ target awards and the calculation of the performance percentage are set forth below.

1. Annual Cash Incentive Award Formula.  Each officer’s annual cash incentive award for 2008 was calculated by multiplying a “target award” by a “performance percentage” ranging from 0 to 200%.

Award = Target Award x Performance Percentage (from 0 to 200%)

2. Target Awards.  Target awards (shown in the table above) were established by multiplying base salary paid in 2008 by the applicable percentage shown below.

Target Award as a
Name	Percentage of Annual Base Pay

Peggy Y. Fowler	80%
James J. Piro	55%
Stephen M. Quennoz	50%
Stephen R. Hawke	50%
Arleen N. Barnett	50%

3. Performance Percentage.  The performance percentage is a function of quantifiable results relative to four company performance goals: net income, generation plant availability, customer satisfaction, and electric service power quality and reliability.

The table below describes the measures used for each of these goals, and how they correspond to threshold, target and maximum levels of performance.

2008 Annual Cash Incentive Award Performance Goals

		Performance Goal
		Award as % of Target
		Threshold	Target	Maximum
Performance Goal	Weight	50%	100%	200%	Description (Measure)

Net Income (Percentage of Budget)	30.0%	80.0% of budget	100.0% of budget	110.0% of budget	Net income as a percentage of the company’s annual budget established by the Board of Directors. Budgeted net income was $112.5 million for 2008.
		$(90 Million)	$(112.5 Million)	$(123.8 Million)	A 70% minimum must be achieved for any payout under the program.
Generation Plant Availability (Percentage of Total Availability)	30.0%	73.7%	82.9%	92.1%	The total number of hours in the year, less scheduled outage hours and forced outage hours, divided by the total number of hours in the year. The actual availability of each plant is measured for the year and weighted based on megawatt output to arrive at a total percentage for the year.
Customer Satisfaction (Rating as a Percentile of Peer Group)	20.0%	75.0%	79.0%	87.0%	The average of the company’s residential, general business and key customer satisfaction scores, comparable with the weighted average of the following:
					• 4 quarter rating average of the Market Strategies study for Residential Customers
					• 2 semiannual rating average of the Market Strategies study for Business Customers
					• Annual rating results from the 2008 TQS Research, Inc. National Key Accounts Benchmark study for Key Business Customers
					These ratings are weighted by the annual revenue from each customer group that produces the annual rating.
Electric Service Power Quality & Reliability	20.0%	1.00	2.00	3.00	Results on three service reliability indexes: SAIDI (sum of customer outage durations (in minutes) divided by total number of customers served); SAIFI (total number of customer outages divided by total number of customers served); and MAIFI (total number of customer momentary interruptions divided by total number of customers). Results for each index are mapped onto a rating scale from 1 to 3, and then weighted equally and summed for an overall performance result.

Measure	Threshold = 1	Target = 2	Maximum =3

SAIDI	90	85	80
SAIFI	1.20	1.10	1.00
MAIFI	5	4	3

The measures for these four goals are objective. However, under the terms of the 2008 Annual Cash Incentive Plan, the Compensation Committee is generally required to adjust for extraordinary, unusual, or non-recurring events in determining performance results. Examples of these types of event include: (i) regulatory disallowances, (ii) corporate restructuring, (iii) gains or losses on the disposition of a major asset, (iv) changes in regulatory, tax or accounting regulations or laws, (v) resolution or settlement of litigation and (vi) the effect of a merger. Nevertheless, even in the case of 162(m) awards, the committee has discretion under the plan to adjust awards downward, and accordingly may exercise its discretion to include the impact of events that decrease performance results.

B.	Equity Incentive Plan Awards.

The figures in the columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” in the 2008 Grants of Plan-Based Awards table represent the range of potential payouts under the 2008 awards of restricted stock units with performance-based vesting conditions (“performance RSUs”). These awards were made pursuant to the company’s 2006 Stock Incentive Plan.

1. Number of Performance RSUs Granted.  The number of performance RSUs granted was determined by dividing the amounts shown in the table below by the closing price of a share of the company’s common stock on the grant date:

Name	Value Used to Calculate Grants	Number of RSUs Granted

Peggy Y. Fowler	$675,000	29,867
James J. Piro	185,499	8,207
Stephen M. Quennoz	104,158	4,608
Stephen R. Hawke	104,158	4,608
Arleen N. Barnett	104,158	4,608

2. Performance Goals.  The number of performance RSUs that will vest depends on the extent to which the company achieves two goals over a three-year performance period: accounting return on equity (“ROE”) as a percentage of allowed ROE and regulated asset base growth relative to projected regulated asset base growth. The three-year performance began on January 1, 2008 and ends on December 31, 2010.

3. Long-Term Incentive Award Goals.  Below is a brief description of the two goals used to determine the named executive officers’ 2008 equity incentive awards.

i. ROE.  The first goal is accounting ROE as a percentage of allowed ROE. “Accounting ROE” is defined as annual net income, as shown on the company’s income statement, divided by the book value of shareholder’s equity, as shown on the balance sheet. “Allowed ROE” is the return on equity that the Oregon Public Utility Commission (“OPUC”) permits the company to include in the rates it charges its customers — currently 10.0%, which reflects the Allowed ROE of 10.1% approved by the OPUC in the Company’s 2009 general rate case and an annual ROE refund established in February 2009 in connection with the OPUC’s approval of a new decoupling mechanism.

ii. Regulated Asset Base Growth.  The second goal is asset base growth during the three-year performance period as a percentage of a projected asset base growth target established by the Board of Directors. Asset base comprises the following: Plant In Service, Construction Work in Progress, Plant Held for Future Use, Inventory, Accumulated Depreciation, Accumulated Asset Retirement, Accumulated Asset Retirement Removal Costs, Asset Cost Balancing Cost, Property-Related Deferred Tax, and Deferred Income Tax Credits.

4. Determination of Awards.  At the end of the performance period, the Compensation Committee will meet to determine results with respect to the performance goals. As explained above in the Compensation Discussion and Analysis, we do not believe that the awards will qualify as “performance-based compensation” under Internal Revenue Code section 162(m) because the asset base growth threshold, target and maximum levels of performance were modified to correct for a clerical error in the documentation for the original awards. Accordingly, the Compensation Committee will not be subject to the restrictions on the exercise of its discretion that apply to 162(m) awards, and it will have discretion to make upward or downward adjustments in determining performance results.

The following table shows the threshold, target and maximum levels for the two performance measures and the resulting payouts, as a percentage of the target awards:

Regulated Asset Base
(as of 12/31/2010)
		Threshold	Target	Maximum
		80% of	90% of	100% of
		Base Case	Base Case	Base Case
		($2,764,916,883)	($3,110,531,494)	($3,456,146,104)
Accounting ROE (Average of three years)	Threshold (75% of Allowed ROE) Target (90% of Allowed ROE) Maximum (100% of Allowed ROE)	50% 75% 100%	75% 100% 125%	100% 125% 150%

Once the results for each goal are determined, an overall performance percentage will be determined in accordance with the table above. Threshold levels for both goals must be reached in order for there to be any payout under the awards.

5. Dividend Equivalent Rights.  Each named executive officer will receive a number of dividend equivalent rights equal to the number of vested performance RSUs. Each dividend equivalent right represents the right to receive an amount equal to dividends paid on the number of shares of common stock equal to the number of the vested performance RSUs, which dividends have a record date between the date of the grant and the end of the performance period. Dividend equivalent rights will be settled in shares of common stock when the related performance RSUs vest. The number of shares payable on the dividend equivalent rights will be calculated using the fair market value (as defined in the 2006 Stock Incentive Plan) of common stock as of the date the committee determines the number of vested performance RSUs.

6. Service Requirement.  Vesting of the performance RSUs and their related dividend equivalent rights generally requires that the officer continue to be employed by the company. However, if the officer’s employment is terminated due to retirement, death or disability before the normal vesting under the terms of the grant, a portion of the awards will vest at the end of the performance period. See the discussion of this issue in the section below entitled “— Termination and Change in Control Benefits.”

III.  Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows, for each named executive officer, the unvested time-vested RSUs and performance RSUs that were outstanding at the end of 2008. Fiscal year 2008 was the third year that stock awards were granted under the 2006 Stock Incentive Plan.

Outstanding Equity Awards at 2008 Fiscal Year-End

				Equity
				Incentive Plan
		Number of		Awards:	Equity Incentive
		Shares or	Market Value	Number of	Plan Awards:
		Units	of Shares or	Unearned	Market Value of
		of Stock	Units of Stock	Units That	Unearned Units
		That Have	That Have Not	Have Not	That Have Not
Name	Grant Date	Not Vested	Vested(5)	Vested(6)	Vested(7)

Peggy Y. Fowler	03/07/2008(1)	29,867	$—	29,867	$872,266
	03/15/2007(2)	22,007	—	22,007	642,714
	07/13/2006(3)	24,439	475,827	—	—
	07/13/2006(4)	4,073	79,301	—	—
James J. Piro	03/07/2008(1)	8,207	—	8,207	239,685
	03/15/2007(2)	5,772	—	5,772	168,570
	07/13/2006(3)	6,410	124,802	—	—
	07/13/2006(4)	1,069	20,813	—	—
Stephen M. Quennoz	03/07/2008(1)	4,608	—	4,608	134,576
	03/16/2007(2)	3,319	—	3,319	96,931
	07/13/2006(3)	3,685	71,747	—	—
	07/13/2006(4)	614	11,954	—	—
Stephen R. Hawke	03/07/2008(1)	4,608	—	4,608	134,576
	03/15/2007(2)	3,319	—	3,319	96,931
	07/13/2006(3)	3,685	71,474	—	—
	07/13/2006(4)	614	11,954	—	—
Arleen N. Barnett	03/07/2008(1)	4,608	—	4,608	134,576
	03/15/2007(2)	3,319	—	3,319	96,931
	07/13/2006(3)	3,685	71,747	—	—
	07/13/2006(4)	614	11,954	—	—

(1)	Amounts in this row relate to performance RSUs with three-year performance periods ending December 31, 2010. The awards will vest in the first quarter of 2011, when the Compensation Committee determines the performance results under the awards.

(2)	Amounts in this row relate to performance RSUs with three-year performance periods ending December 31, 2009. The awards will vest in the first quarter of 2010, when the Compensation Committee determines the performance results under the awards.

(3)	Amounts in this row relate to performance RSUs with three-year performance periods ended December 31, 2008. The awards vested on February 19, 2009, when the Compensation Committee determined the performance results under the awards.

(4)	Amounts in this row relate to unvested time-vested RSUs granted in 2006. The time-vested RSUs vest in three equal annual installments beginning on the first anniversary of the grant date. The unvested amount will vest on July 13, 2009.

(5)	Amounts in this column reflect the value of the unvested time-vested RSUs and performance RSUs granted in 2006, assuming a value of $19.47 per unit (the closing price of the company’s common stock on December 31, 2008).

(6)	Amounts in this column include the number of performance RSUs granted in 2007 and 2008, none of which had vested as of December 31, 2008.

(7)	Amounts in this column reflect the value of performance RSUs granted in 2007 and 2008, assuming a value of $19.47 per unit (the closing price of the company’s common stock on December 31, 2008) and performance at maximum levels.

IV.	2008 Stock Units Vested

The following table shows, for each of the named executive officers, the number and aggregate value of restricted stock units and related dividend equivalent rights that vested during 2008.

2008 Stock Units Vested

	Number of Shares Acquired
	on Vesting of Restricted
	Stock Units	Value Realized
Name	(1)	on Vesting

Peggy Y. Fowler	4,362	$101,271
James J. Piro	1,143	26,654
Stephen M. Quennoz	657	15,321
Stephen R. Hawke	657	15,321
Arleen N. Barnett	657	15,321

(1)	The number of shares reported in this column includes 289 and 75 shares acquired with respect to dividend equivalent rights that vested for Ms. Fowler and Mr. Piro respectively, and 43 shares acquired with respect to dividend equivalent rights that vested for each of Messrs. Quennoz and Hawke and Ms. Barnett.

V.	2008 Pension Benefits

The following table shows, for each of the named executive officers, the actuarial present value of the officer’s accumulated benefit under the company’s SERP, tax-qualified pension plan and deferred compensation plans for management (the “1986 MDCP” and the “2005 MDCP”) as of December 31, 2008.

2008 Pension Benefits

		Number of Years	Present Value of
Name	Plan Name	Credited Service	Accumulated Benefit

Peggy Y. Fowler	SERP	34.77	$8,594,221
	Pension Plan	34.77	683,712
James J. Piro	Pension Plan	28.61	541,630
	1986 MDCP and 2005 MDCP	28.61	12,226
Stephen M. Quennoz	Pension Plan	17.95	378,120
	1986 MDCP and 2005 MDCP	17.95	69,813
Stephen R. Hawke	Pension Plan	35.33	558,190
	1986 MDCP and 2005 MDCP	35.33	148,033
Arleen N. Barnett	Pension Plan	30.33	548,638
	1986 MDCP and 2005 MDCP	30.33	51,690

A.	Supplemental Executive Retirement Plan

The SERP provides for a retirement benefit up to 60% of “Final Average Earnings.” Final Average Earnings is the highest earnings (base salary plus annual cash incentive awards) for three consecutive years of earnings out of the last 10 years of employment. The annual benefit payable under the SERP is calculated as follows:

3% of Final Average Earnings for each of the first 15 years of service plus

1.5% of Final Average Earnings for each of the next 10 years of service minus

Benefits under the company’s pension plan and other retirement or disability income received from the company.

The SERP provides this benefit when the participant reaches age 65 or when the sum of the participant’s age and credited service totals 85 years. The SERP also provides a supplemental benefit if the executive retires before achieving eligibility for Social Security. The supplemental benefit is equal to the Social Security benefit that would be payable upon becoming eligible for Social Security and it continues until the earlier of the participant’s eligibility for Social Security or death. See the section below entitled “Termination and Change in Control Benefits” for additional information regarding the terms of the SERP.

Only senior officers who were designated as participants prior to June 25, 1997 are eligible to participate in the SERP. Ms. Fowler is the only active employee participant. Ms. Fowler is eligible for the full benefit. The benefit calculation shown in the table assumes her retirement at age 57.4 on December 31, 2008, a discount rate of 6.90% and mortality assumptions based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA.

B.	Pension Plan

Participants in the pension plan earn benefits under the plan during each year of employment. Employees are vested in plan benefits after 5 years of service. After vesting, retirement may commence as early as age 55. Normal retirement age under the plan is 65. Early retirement income is available to participants after age 55, subject to reduction factors for each year prior to the normal retirement date. The basic retirement amount is based on Final Average Earnings. “Final Average Earnings” is defined as the highest consecutive 60 months of earnings (base pay paid, excluding reductions due to income deferrals) during the last 120 months of employment. The basic retirement benefit under the plan is calculated as follows:

1.2% of Final Average Earnings for each of the first 30 years of service plus

0.5% of Final Average Earnings in excess of Social Security covered compensation plus

0.5% of Final Average Earnings for each year of service in excess of 30 years.

The normal form of payment if the participant does not have a spouse is a straight life annuity that makes periodic payments to the participant until his or her death, at which point the payments stop completely. The normal form of payment if the participant has a spouse is a contingent annuity, which makes full payments for the life of the participant and thereafter payments equal to 50% of the full payments to the spouse until the death of the spouse.

Pension plan calculations are based on several assumptions which are reviewed annually with PGE’s consulting actuaries and updated as appropriate. The benefit calculation shown in the table above assumes retirement at age 65, a discount rate of 6.90% and mortality assumptions based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA.

C.	Restoration of Pension Plan Benefits under Management Deferred Compensation Plans

The 1986 MDCP and 2005 MDCP provide a benefit designed to compensate participants for pension plan benefits that are lower due to their salary deferrals. These deferrals reduce a participant’s “Final Average Earnings,” on which pension plan benefits are based. The present value of the amount by which pension plan benefits are reduced due to salary deferrals is calculated as a lump sum at the participant’s termination of employment and added to the participant’s deferred compensation plan account balance. The aggregate present value of this benefit is reflected in the 2008 Pension Benefits table above. As annual deferrals increase or decrease, the change in the present value may be positive or negative. Changes in the present value of this benefit are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

VI.	2008 Nonqualified Deferred Compensation

PGE offers an opportunity to a select group of management and highly compensated employees to defer compensation under the Portland General Electric Company 2005 Management Deferred Compensation Plan (“2005 MDCP”). Before January 1, 2005 (the effective date of the 2005 MDCP), such employees were able to defer compensation under a prior plan adopted in 1986 (“1986 MDCP”). The following table shows the named executive officers’ 2008 contributions and earnings and balances as of December 31, 2008 under those plans. The accompanying narrative describes material provisions of the plans.

2008 Nonqualified Deferred Compensation

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contributions in	Contributions in	Earnings in	Distributions	Balance
Name	Plan	2008(1)	2008(2)	2008(3)	in 2008	at 12/31/08(4)

Peggy Y. Fowler	1986 MDCP	$—	$—	$281,205	$—	$3,277,147
James J. Piro	2005 MDCP	124,192	1,080	23,075	—	395,469
	1986 MDCP	—	—	143,678	—	1,674,422
Stephen M. Quennoz	2005 MDCP	234,744	1,068	46,459	—	779,748
	1986 MDCP	—	—	261,598	—	3,048,656
Stephen R. Hawke	2005 MDCP	66,606	1,424	14,931	—	259,778
	1986 MDCP	—	—	116,889	—	1,362,225
Arleen N. Barnett	2005 MDCP	38,600	707	6,136	—	112,003
	1986 MDCP	—	—	53,462	—	623,045

(1)	Amounts in this column include salary and paid-time-off deferrals that are reflected in the “Salary” column, and cash incentive award deferrals that are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts in this column include a matching contribution by the company of 3% of the participant’s annual base salary deferred under this plan. These amounts are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(3)	Amounts in this column are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” to the extent that the earnings are above-market.

(4)	Amounts in this column are reflected in the Summary Compensation Table under “Change in Pension Value and Non-qualified Deferred Compensation Earnings” only to the extent described in footnotes (1) to (3) above.

In 2008, employees who earned $125,000 (adjusted for inflation) or more in the prior calendar year in combined base salary and annual cash incentive awards and met certain other requirements were eligible to participate in the 2005 MDCP. Each calendar year participants may defer up to 80% of their base salary and 100% of their cash incentive compensation and cancelled paid time off (the excess, as of year-end, of their unused paid time off over 200 hours). The company provides a 3% matching contribution for base salary deferred. The 2005 MDCP and 1986

MDCP also provide for payments to compensate participants for lower pension plan payments they may receive as a result of deferring the payment of income under the plans. See the section above entitled “— 2008 Pension Benefits — Restoration of Pension Plan Benefits under Management Deferred Compensation Plans.”

Amounts deferred under the 2005 MDCP accrue interest that is .5% higher than the annual yield on Moody’s Average Corporate Bond Yield Index. The 1986 Plan provides interest that is 3.0% higher than the same Moody’s index.

Under the 2005 MDCP, participants are subject to a six-month delay following separation from service before they receive any payments. A participant’s account balance during the six-month delay continues to accrue interest. Under both plans, benefits are paid in one of the following forms, as elected by the participant in a payment election form filed each year: (i) a lump-sum payment; (ii) monthly installments in equal payments of principal and interest over a period of up to 180 months; or (iii) monthly installment payments over a period of up to 180 months, consisting of interest only payments for up to 120 months and principal and interest payments of the remaining account balance over the remaining period. If the participant is under 55 years of age upon termination of employment, the restoration of pension benefits payment is made in a lump sum with the first monthly payment.

VII.  Termination and Change in Control Benefits

The following tables show the estimated value of payments and other benefits that the named executive officers would be entitled to receive under the company’s plans and programs upon a termination of employment under various circumstances and following a change in control. The amounts shown assume that the effective date of termination or change in control is December 31, 2008. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis they are excluded from the table.

Peggy Y. Fowler

	Estimated Benefits and Payments Upon Termination and Change in Control
			Involuntary			Termination
	Voluntary	Early	Not for Cause	Change in		Due to
	Termination	Retirement	Termination	Control	Death	Disability
	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)

SERP(1)	$8,599,377	$8,599,377	$8,599,377		$2,989,289	$8,599,377
Deferred Compensation Plans(2)	3,277,147	3,277,147	3,277,147	$131,086	3,277,147	3,277,147
Severance Pay Plan(3)			675,000
Stock Incentive Plan(4)
Performance RSUs(5)		1,197,449			1,197,449	1,197,449
Time-Vested RSUs(6)					65,263	65,263
Annual Cash Incentive Award(7)		728,009			728,009	728,009
Outplacement Assistance Plan(8)			8,000
TOTAL	$11,876,524	$13,801,982	$12,594,524	$131,086	$8,257158	$13,867,246

James J. Piro

	Estimated Benefits and Payments Upon Termination and Change in Control
			Involuntary			Termination
	Voluntary	Early	Not for Cause	Change in		Due to
	Termination	Retirement	Termination	Control	Death	Disability
	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)

Deferred Compensation Plans(2)	$2,082,117	$2,082,117	$2,082,117	$66,977	$2,082,117	$2,082,117
Severance Pay Plan(3)			371,004
Stock Incentive Plan(4)
Performance RSUs(5)		316,461			316,461	316,461
Time-Vested RSUs(6)					17,144	17,144
Annual Cash Incentive Award(7)		271,944			271,944	271,944
Outplacement Assistance Plan(8)			8,000
TOTAL	$2,082,117	$2,670,522	$2,461,121	$66,977	$2,687,666	$2,687,666

Stephen M. Quennoz

	Estimated Benefits and Payments Upon Termination and Change in Control
			Involuntary			Termination
	Voluntary	Early	Not for Cause	Change in		Due to
	Termination	Retirement	Termination	Control	Death	Disability
	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)

Deferred Compensation Plans(2)	$3,898,217	$3,898,217	$3,898,217	$121,946	$3,898,217	$3,898,217
Severance Pay Plan(3)			242,232
Stock Incentive Plan(4)
Performance RSUs(5)		181,232			181,232	181,232
Time-Vested RSUs(6)					9,832	9,832
Annual Cash Incentive Award(7)		162,994			162,994	162,994
Outplacement Assistance Plan(8)			8,000
TOTAL	$3,898,217	$4,242,444	$4,148,449	$121,946	$4,252,276	$4,252,276

Stephen R. Hawke

	Estimated Benefits and Payments Upon Termination and Change in Control
			Involuntary			Termination
	Voluntary	Early	Not for Cause	Change in		Due to
	Termination	Retirement	Termination	Control	Death	Disability
	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)

Deferred Compensation Plans(2)	$1,770,036	$1,770,036	$1,770,036	$54,489	$1,770,036	$1,770,036
Severance Pay Plan(3)			242,232
Stock Incentive Plan(4)
Performance RSUs(5)		181,232			181,232	181,232
Time-Vested RSUs(6)					9,832	9,832
Annual Cash Incentive Award(7)		162,994			162,994	62,994
Outplacement Assistance Plan(8)			8,000
TOTAL	$1,770,036	$2,114,263	$2,020,268	$54,489	$2,124,095	$2,124,095

Arleen N. Barnett

	Estimated Benefits and Payments Upon Termination and Change in Control
			Involuntary			Termination
	Voluntary	Early	Not for Cause	Change in		Due to
	Termination	Retirement	Termination	Control	Death	Disability
	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)	(on 12/31/08)

Deferred Compensation Plans(2)	$786,738	$786,738	$786,738	$24,922	$786,738	$786,738
Severance Pay Plan(3)			242,232
Stock Incentive Plan(4)
Performance RSUs(5)		181,232			181,232	181,232
Time-Vested RSUs(6)					9,832	9,832
Annual Cash Incentive Award(7)		162,994			162,994	162,994
Outplacement Assistance Plan(8)			8,000
TOTAL	$786,738	$1,130,964	$1,036,970	$24,922	$1,140,797	$1,140,797

(1)	The amounts in the Voluntary Termination, Early Retirement, Involuntary Not for Cause Termination and Termination Due to Disability columns assume payment commencement at December 31, 2008 and include a Social Security supplement of $20,820 per year until Ms. Fowler reaches age 62. These figures assume a discount rate of 6.90% and mortality assumptions based on the RP-2000 Combined Healthy Mortality Table projected to 2010 using Scale AA. The amount in the Death column is 50% of Ms. Fowler’s annual amount less the Social Security supplement. Ms. Fowler’s annual benefit would be $700,289.51 and the annual benefit for her spouse in the event of her death before retirement would be $337,729.

(2)	In the event of a Change of Control, as defined in the 1986 MDCP, participants are eligible to take an accelerated distribution of their account balances at a reduced forfeiture rate. See the section below entitled “Management Deferred Compensation Plans — Effect of Change in Control” for additional information. The amount shown in the Change in Control column reflects the reduced forfeiture of balances, assuming a change in control occurred on December 31, 2008 and the officer elected to take an early distribution of 100% of his or her 1986 MDCP account balance as of that date. For Voluntary Termination, Early Retirement, Involuntary Not for Cause Termination, Death and Termination Due to Disability under the company’s deferred compensation plans, amounts shown reflect the value of the account balances. Excluding the pension makeup amount (discussed above under “— 2008 Pension Benefits — Restoration of Pension Plan Benefits under Management Deferred Compensation Plans”) the deferred compensation plan payments would be paid as shown below:

Peggy Y. Fowler	1986 MDCP:	monthly payments of $34,512 for 180 months commencing within 90 days of separation from service
James J. Piro	1986 MDCP:	monthly payments of $21,754 for 120 months commencing within 90 days of separation from service
	2005 MDCP:	monthly payments of $12,749 for 36 months commencing on July 1, 2009
Stephen M. Quennoz	1986 MDCP:	monthly payments of $32,107 for 180 months commencing within 90 days of separation from service
	2005 MDCP:	monthly payments of $7,468 for 180 months commencing on July 1, 2009
Stephen R. Hawke	1986 MDCP:	monthly payments of $14,346 for 180 months commencing within 90 days of termination
	2005 MDCP:	monthly payments of $2,501 for 180 months commencing on July 1, 2009
Arleen N. Barnett	1986 MDCP:	lump-sum payment of $111,812, then monthly payments of $5,384 for 180 months commencing within 90 days of separation from service
	2005 MDCP:	lump sum payment of $69,973 then monthly payments of $439 for 180 months commencing on July 1, 2009

The pension makeup amount is paid over 10 years, until it is $10,000 or less, when it is paid in a lump sum.

(3)	The amounts shown in the Involuntary Not for Cause Termination column assume 12 months of pay at 2008 salary levels.

(4)	See also the discussion below in the section entitled “2006 Stock Incentive Plan” for a description of the Compensation and Human Resources Committee’s discretionary authority to accelerate vesting and/or modify awards in the event of a change in control under the company’s 2006 Stock Incentive Plan.

(5)	Amounts in this row constitute the value of performance RSUs that would vest as described below assuming performance at 100.0% of target performance for the 2008 grants, 135.8% of target performance for the 2007 grants and 129.4% of target performance for the 2006 grant. The value shown reflects the closing price of the company’s common stock as of December 31, 2008 ($19.47).

(6)	Amounts in this row constitute the value of time-vested RSUs that vest on an accelerated schedule. The value shown reflects the closing price of the company’s common stock as of December 31, 2008 ($19.47).

(7)	Under the company’s 2008 Annual Cash Incentive Plan, participants are entitled to a pro-rata share of their awards based on the number of months and days that the participant was employed during the plan year. Amounts in this row are the same as actual 2008 cash incentive awards, because the plan year ended on December 31. Had the termination events occurred earlier in the year, the executives would have been entitled to only a portion of their awards.

(8)	Reflects the value of outplacement assistance consulting services provided, assuming that the executive is granted six months of outplacement assistance, at a value of $5,000 for the first three months and $3,000 for an additional three months.

A.	Supplemental Executive Retirement Plan

A participant in the SERP is eligible to receive benefits under the plan when he or she retires or is separated from service for reasons other than retirement. Benefits are also payable to the participant’s surviving spouse or dependent if a participant dies before retirement. SERP benefits are paid as a straight life annuity for the life of the participant and an annuity of 50% of that amount to the participant’s spouse for the life of the surviving spouse. Participants who are “key employees” of the company under applicable rules (including Ms. Fowler) do not begin receiving distributions under the SERP until six months after their separation from service.

1. Basic Retirement Benefit.  Participants are eligible for the Basic Retirement Benefit if they retire after reaching age 65. The “Basic Retirement Benefit” payable under the SERP is:

•	An “Annual Supplemental Benefit” equal to 3% of the participant’s Final Average Earnings for each of the first 15 years of service, plus 1.5% of Final Average Earnings for each of the next 10 years of credited service;

less

•	The amount of benefit that would be paid from the tax-qualified pension plan, assuming the compensation used to calculate the pension plan benefit includes amounts deferred under deferred compensation plans;

less

•	Any other retirement income received from the company, including income continuance, severance payments, other defined benefit retirement payments or payments under a long-term disability plan.

“Final Average Earnings” is defined as the highest average of any three consecutive years’ earnings (consisting of total annual base salary and annual cash incentive awards) during the final 10 years of employment, before any reductions due to salary deferrals by the employee. Under this formula, a participant is able to receive up to 60% of Final Average Earnings under the SERP and pension plan combined.

2. Early Retirement Benefit.  Participants are eligible for early retirement benefits under the SERP if they retire after reaching age 55 (but before normal retirement age) and have completed at least five years of service. Participants are entitled to the Basic Retirement Benefit, reduced by seven-twelfths of one percent for each month by which the date of benefit commencement precedes the earlier of (i) the month following the date the participant turns 62 or (ii) the earliest date when the sum of the participant’s age and credited service totals 85. Since Ms. Fowler has reached age 55 and has more than 30 years of service with the company, she is eligible for an unreduced benefit under this formula. In addition, if a participant is not yet eligible for Social Security, he or she receives an amount equal to the Social Security benefit that would be payable upon becoming eligible for Social Security. This Social Security supplement continues only until earlier of the participant’s eligibility for Social Security or death.

3. Disability Retirement.  Participants who retire after completing at least two years of service and suffering from a disability for at least six months are eligible to receive the Basic Retirement Benefit. “Disability” for this purpose means “the inability of a participant to perform with reasonable continuity the material duties of any gainful occupation for which the participant is reasonably fitted by education, training and experience.”

4. Not For Cause Termination Benefit.  The annual benefit payable at a date of separation from service for reasons other than retirement or disability equals the Annual Supplemental Benefit described above, reduced by seven-twelfths of one percent for each month by which the date of benefit commencement precedes the earlier of (1) the month following the date the participant turns 62 or (2) the earliest date when the sum of the participant’s age and credited service totals 85. The participant forfeits any benefits under the SERP if the participant is discharged for cause, as determined by the Compensation and Human Resources Committee; performs services for an organization where there is a conflict of interest which is adverse to the company’s interest, as determined by the Compensation and Human Resources Committee; or voluntarily terminates employment without providing for transition, in disregard of the company’s best interests, as determined by the Compensation and Human Resources Committee. “Cause” for this purpose means: (1) final conviction for (or confession, plea bargain, plea of nolo contendere to or similar disposition in a court of law regarding) a felony connected with or related to or which affects the performance of a participant’s obligations as an employee; (2) perpetration of fraud against or affecting the company; or (3) misfeasance or malfeasance in connection with a participant’s employment with the company.

5. Pre-Retirement Survivor Benefit.  If a participant dies before retirement, the participant’s surviving spouse is eligible to receive 50% of the Annual Supplemental Benefit, as described above, based on Final Average Earnings at the time of death, but assuming credited service continued to accrue until normal retirement date (age 65). If a spouse receiving benefits under the plan remarries, the spouse will stop receiving any further monthly benefits as of the last day of the sixth month following remarriage.

B.	Management Deferred Compensation Plan — Effect of Change in Control

The 1986 MDCP allows participants to elect an accelerated distribution of all or a portion of their accounts, which results in a forfeiture of a portion of the distributed amounts. Following a change of control only 6% of the distribution is forfeited, rather than the 10% forfeiture normally provided for under the plan. “Change of Control” is defined in the 1986 MDCP as an occurrence in which: (1) a person or entity becomes the beneficial owner of securities representing 30% or more of the voting power of the company’s outstanding voting securities, or (2) during any period of two consecutive years, individuals who at the beginning of the period constituted the board, and any new director whose election by the board or nomination for election by the company’s stockholders was approved by at least two-thirds of the directors in office who either were directors as of the beginning of the period or whose election or nomination was previously so approved, cease to constitute at least a majority of the board.

C.	Executive Severance Plan

Under the Severance Pay Plan for Executive Employees, executives are eligible for severance pay if they are involuntarily terminated as a result of corporate, departmental, or work group reorganization or similar business circumstances. Severance benefits are determined based on years of service and are paid in a lump sum 60 days following separation from service, except in the case of “key employees,” as defined in the plan, who are subject to a six-month delay before they may receive payments under the plan. The following table shows the amount of the severance benefits:

Years of Service	Severance Benefit

Up to 2 years of service	13 weeks of base pay
2 years of service, but less than 3 years	26 weeks of base pay
3 years of service, but less than 4 years	39 weeks of base pay
4 or more years of service	52 weeks of base pay

D.	Annual Cash Incentive Plan

Under the terms of the company’s 2008 Annual Cash Incentive Plan, if a participant’s employment terminates due to the participant’s death, disability, or retirement, we will pay an award to the participant or the participant’s estate when awards are payable generally to other participants under the plan. The amount of the award will be prorated to reflect the number of full and partial months during the year in which the participant was employed. For the purposes of this provision, “retirement” means a participant’s termination of employment after meeting the requirements for retirement under the company’s pension plan (currently age 55 with five years of service).

E.	2006 Stock Incentive Plan

1. Compensation and Human Resources Committee Discretion in Event of Change in Control.  Under the terms of the 2006 Stock Incentive Plan, in the event of a change in control of the company or a significant change in the business condition or strategy of the company, the Compensation and Human Resources Committee may decide to accelerate distribution of stock awards, provide payment to the participant of cash or other property equal to the fair market value of the award, adjust the terms of the award, cause the award to be assumed, or make other adjustments to awards as the committee considers equitable to the participant and also in the best interest of the company and its shareholders.

2. Vesting of Restricted Stock Units.  The restricted stock unit award agreements with the named executive officers provide for vesting of both the performance RSUs and time-vested RSUs in the event the officers’ employment is terminated for certain reasons. In the case of the time-vested RSUs, a pro rata portion of an officer’s restricted stock units and associated dividend equivalent rights automatically vest if the officer’s employment is terminated because of death or disability. The number of units that vest is a function of the amount of time the officer was employed over the three-year vesting period. Performance RSUs and associated dividend equivalent rights also vest in the event an officer’s employment is terminated due to death, disability or retirement. The number of units that vest is determined by multiplying the performance percentage by the number of performance RSUs originally granted and by the percentage of the performance period that the officer was actively employed. The remaining performance RSUs are forfeited.

F.	Outplacement Assistance Plan

The company maintains the Portland General Electric Company Outplacement Assistance Plan to cover the cost of outplacement assistance for employees who lose their jobs as a result of corporate, departmental or work group reorganization, including the elimination of a position, or similar business circumstances. Eligible management employees, including officers, are offered the services of an outside outplacement consultant for three to six months, with the exact length of the services determined by the Compensation and Human Resources Committee.

Additional Information

Shareholder Proposals for the 2010 Annual Meeting of Shareholders

We plan to hold our 2010 annual meeting of shareholders on May 13, 2010. If you wish to submit a proposal to be considered for inclusion in our proxy materials for the 2010 annual meeting of shareholders, the proposal must be in proper form as required by Rule 14a-8 of the Securities Exchange Act of 1934, and our Corporate Secretary must receive the proposal by December 4, 2009. In addition, under our bylaws, all proposals to be presented at the annual meeting must be received at our principal executive offices by January 13, 2010. After December 4, 2009, and up to January 13, 2010, a shareholder may submit a proposal to be presented at the annual meeting, but it will not be included in our proxy statement or form of proxy relating to the 2010 annual meeting.

Shareholder proposals should be addressed to Portland General Electric Company, Attention: Corporate Secretary at 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204. We recommend that shareholders submitting proposals use certified mail, return receipt requested, in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including the conditions established by the Securities and Exchange Commission.

Communications with the Board of Directors

Shareholders and other interested parties may submit written communications to members of the Board of Directors, including the lead independent director (who is the Chairman of the board except in the event that the Chairman is not an independent director), board committees, or the non-management directors as a group. Communications may include the reporting of concerns related to governance, corporate conduct, business ethics, financial practices, legal issues and accounting or audit matters. Communications should be in writing and addressed to the Board of Directors, or any individual director or group or committee of directors by either name or title, and should be sent in care of:

Portland General Electric Company
Attention: Corporate Secretary
121 SW Salmon Street, 1WTC1301
Portland, Oregon 97204

PORTLAND GENERAL ELECTRIC COMPANY 121 SW SALMON STREET PORTLAND, OR 97204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	PRTLN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PORTLAND GENERAL ELECTRIC COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all director nominees.		☐	☐	☐
1. Election of Directors

Nominees:

01) John W. Ballantine 02) Rodney L. Brown, Jr. 03) David A. Dietzler 04) Peggy Y. Fowler 05) Mark B. Ganz	06) Corbin A. McNeill, Jr. 07) Neil J. Nelson 08) M. Lee Pelton 09) James J. Piro 10) Robert T. F. Reid

The Board of Directors recommends a vote “FOR” proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐

3.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock from 80,000,000 to 160,000,000.	☐	☐	☐

Note: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or other fiduciary, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PRTLN2
PORTLAND GENERAL ELECTRIC COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 13, 2009
     The Portland General Electric Company 2009 Annual Meeting of Shareholders will be held on Wednesday, May 13, 2009, at 10:00 a.m. local time, at the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, OR 97204.
     The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Corbin A. McNeill, Jr., Peggy Y. Fowler, James J. Piro, and J. Jeffrey Dudley, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote all the shares of Common Stock of Portland General Electric Company held of record by the undersigned on March 6, 2009, at the Annual Meeting of Shareholders scheduled to be held on May 13, 2009, or at any adjournment or postponement thereof, on all matters coming before said meeting. The above proxies are hereby instructed to vote as shown on the reverse side of this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP, FOR the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 160,000,000 and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting and at any adjournment or postponements thereof.
YOUR VOTE IS IMPORTANT
To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be dated and signed on the reverse side.)